   As Filed With the Securities and Exchange Commission on September 14, 2000
                                                        Registration No. 0-30730
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                AMENDMENT NO. 2
                                       TO
                                     FORM-10
                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                          COUNTRY MAID FINANCIAL, INC.
                       (Name of Registrant in its charter)

               WASHINGTON                              34-1471323
     (State or Other Jurisdiction of          (IRS Employer Identification
     Incorporation or Organization)                      Number)

                          COUNTRY MAID FINANCIAL, INC.
                             2500 SOUTH MAIN STREET
                              LEBANON, OREGON 97355
                                 (541) 451-1414
               (Address, including zip code and telephone number,
        including area code, of Registrant's principal executive offices)

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

           Title of each class               Name of each exchange on which
           to be so registered               each class is to be registered
           -------------------               ------------------------------

                  None                                    None

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                           COMMON STOCK, NO PAR VALUE

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 12(g) OF THE SECURITIES EXCHANGE OF 1934 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 12(g), MAY DETERMINE.

                                TABLE OF CONTENTS

                                                                                                 Page No.
                                                                                                 -------
Item 1.      Business                                                                               2

Item 2.      Financial Information                                                                 22

Item 3.      Properties                                                                            29

Item 4.      Security Ownership of Certain Beneficial Owners and Management                        32

Item 5.      Directors and Executive Officers                                                      33

Item 6.      Executive Compensation                                                                35

Item 7.      Certain Relationships and Related Transactions                                        36

Item 8.      Legal Proceedings                                                                     40

Item 9.      Market Price of and Dividends on the Registrant's
             Common Equity and Related Stockholder Matters                                         40

Item 10.     Recent Sales of Unregistered Securities                                               43

Item 11.     Description of Registrant's Securities to be Registered                               44

Item 12.     Indemnification of Directors and Officers                                             47

Item 13.     Financial Statements and Supplementary Data                                           49

Item 14.     Changes In and Disagreements with Accountants
             on Accounting and Financial Disclosure                                                86

Item 15.     Financial Statements and Exhibits                                                     87


                                     ITEM 1

                                    BUSINESS

         COUNTRY MAID FINANCIAL, INC. ("Country Maid Financial" or the "Company"), through its operating subsidiary Territorial Inns Management, Inc., a Nevada corporation ("TIM"), is engaged in the business of management and operation of motel properties.

         TIM purchased the assets of Territorial Inns Management, Inc., an Oregon corporation ("TIM Oregon") effective October 12, 1998. TIM Oregon suffered losses for the past three fiscal years in the amounts of $103,446 for the nine-month period ending September 30, 1998, $39,780 for the fiscal year ending December 31, 1997 and $175,337 for the fiscal year ending December 31, 1996. The Company suffered operating losses for the fiscal years ended December 31, 1998 and December 31, 1999 in the amounts of $48,464 and $121,454 respectively, and had a net loss of $66,582 for the three month period ended March 31, 2000. During the fiscal years ended March 31, 1997, March 31, 1998, and through September 30, 1998, the Company was in the business of the production of poultry eggs for the domestic wholesale egg market, and for the manufacture of mayonnaise and other egg products. The Company entered into the lodging industry in the third quarter of 1998. SEE "Item 1. Business - Development and Background.

         The Company's portfolio currently consists of the management of seventeen motel properties and one apartment complex in eight different states (Florida, Georgia, Illinois, Iowa, Kansas, Oregon, Texas and Washington), the operation of a motel in Iowa under a lease agreement with option to purchase, and the Company is negotiating to operate ten Select Inns. Additionally, the Company is currently managing a motel in Lawrence, Kansas with 60 economy scale rooms with estimated gross revenues of $720,000 per year since March 1, 2000 under an oral management agreement until the long-term lease agreement can be finalized between the parties. See "Item 2. Financial Information-Management's Discussion and Analysis." The Company plans to continue to obtain more motel operating leases with purchase options from motel owners throughout the United States and potentially Canada. The Company began a plan to lease economy scale motels, whose per room price ranges from $27 to $59 (except in extraordinary circumstances such as contract negotiated room rates or during unusually busy events or seasons), from motel owners for an annual lease payment of 7.2% of the annual gross revenue of the motel with an option to purchase for the current value estimated at approximately two and one-half to three times the annual gross revenue ("Current Estimated Value" or "CEV") of the individual motel property. The consideration to be paid for the option would be twenty percent (20%) of the motel's current value payable in the form of convertible preferred stock of the Company. The Company's management believes these motel properties can be operated to generate a net profit over a period of twelve months, after all expenses of the property are paid, of approximately thirty-three percent (33%) of the annual gross room revenue. The diagram below shows the operating structure of the Company. See "Item 1. Business--Risk Factors." Unless otherwise noted, references to the Company relate to Country Maid Financial and its subsidiary TIM, collectively.

         The Company's principal executive offices are located at 2500 South Main Street, Lebanon, Oregon, 97355 and its telephone number is (541) 451-1414.

                        THE COMPANY'S OPERATING STRUCTURE

                          ----------------------------
                          COUNTRY MAID FINANCIAL, INC.
                          ----------------------------
                                       |
                        ---------------------------------
                        TERRITORIAL INNS MANAGEMENT, INC.
                        ---------------------------------
                                        |
      ---------------------                      ----------------------------
      Management Agreements                      Lease Agreements with Option
                                                          to Purchase
      ---------------------                      ----------------------------
                |                                               |
                                                 - 5-year term renewable for
   - 5-year term                                   three additional terms

   - 5% of Gross Revenue to TIM                  - Motel's current estimated
                                                   value is 275% of Annual
   -  All Expenses paid by Motel                   Gross Revenue
      Owners
                                                 - Annual lease payments of 7.2%
                                                   of motel current estimated
                                                   value

THIS REGISTRATION STATEMENT CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN "ITEM 1. BUSINESS RISK FACTORS" AND ELSEWHERE IN THIS REGISTRATION STATEMENT. IN ADDITION TO THE OTHER INFORMATION IN THIS DOCUMENT, ANY PROSPECTIVE INVESTOR IN SECURITIES OF THE COMPANY SHOULD CAREFULLY CONSIDER THE RISK FACTORS IN EVALUATING THE COMPANY AND ITS BUSINESS.

         BUSINESS DEVELOPMENT AND BACKGROUND The Company was incorporated in April 1984 in the State of Washington under the name Raywheel, Inc. The Company commenced operations in Toledo, Ohio and moved its offices to Portland, Oregon in 1989. The Company's name was changed to American Citadel, Inc. in December 1989. The Company had a wholly-owned subsidiary, Security Bar, Inc., a Washington corporation ("Security Bar"), which was engaged in the manufacturing and marketing of a patented security alarm and lock bar to provide security for sliding doors and windows. Security Bar was sold to an unrelated third party in December 1993. In a transaction effective July 1, 1992, the Company acquired all of the outstanding common stock of Country Maid Farms, Inc., a Nevada corporation ("Country Maid Farms"). See "Item 7. Certain Relationships and Related Transactions." Between 1994 and 1997, the Company, through its wholly-owned subsidiary Country Maid Farms, was engaged in the production of poultry eggs for the domestic wholesale egg market, and for the manufacture of mayonnaise and other egg products. In March 1994, the Company's name was changed from American Citadel, Inc. to Country Maid Foods, Inc. to signify the Company's primary business of food production.

         Country Maid Farms had suffered losses for the fiscal years of 1996, 1997 and 1998. Although the Company had suffered losses prior to 1996 due to the general downturn of the egg industry, the

Company's wholesale egg business began to fail mainly due to the damage to one farm in Puxico, Missouri from an ice storm and a subsequent snowstorm that forced the farm to cease operation completely. Country Maid Farms had two other operating farms in Redfield, South Dakota, of which one was a "pullet farm" (where chicks are raised from birth until they begin producing eggs) and the other was a "layer farm" (where egg-laying chickens are placed for the life of their egg production cycle). Dakota Best, Inc. ("Dakota Best") was the original seller of the two farms operated by Country Maid Farms, Inc. In 1997, after Country Maid Farms had ceased its operation of the pullet farm, Country Maid Farms leased this farm to Dakota Best, who made certain improvements to the property. Dakota Best claims that the improvements made to the property were worth approximately $40,000 and demanded that Country Maid pay this amount to Dakota Best. The fair market value of the farm at that time was $5,000 to $10,000, which is calculated based on the value of the land minus the cost of removal of the barns and chicken houses to make the land ready to be used for other means. To the best of the officers' knowledge, there was no market at the time for chicken farms in that area. The Company had received a letter from an attorney representing Dakota Best regarding the intent to file a claim. The Company's management determined that it was in the Company's best interest to deed the farm to Dakota Best, Inc. and avoid any potential litigation fees and expenses, which may have exceeded the fair market value of the farm.

         During the 1996 fiscal year, Country Maid Farms began marketing its eggs to a breaker plant (where eggs are broken to extract the contents for processing) operated by another wholly-owned subsidiary of the Company, Country Maid Egg Products, Inc., a Nevada corporation. At the breaker plant, the eggs were broken and processed into basic ingredients to be sold to food production companies to produce mayonnaise and other products that used eggs. However, on December 27, 1996, the owner of the breaker plant leased by an unrelated third party was forced into bankruptcy. The Company attempted to purchase the plant from the bankruptcy trustee to continue its egg processing business, which was the main source of revenue for Country Maid Farms at that time. The District Court ruled in favor of another purchaser and the Company, which had few alternatives at the time, ceased the egg processing business.
         As of July 31, 1998, Country Maid Farms had outstanding liabilities in the estimated amount of $257,720. The assets of Country Maid Farms on October 6, 1998 consisted of the "layer farm" in Redfield, South Dakota, valued in September 1998 at approximately $10,000, with a mortgage of approximately $13,928.87, and the damaged farm and real estate in Puxico, Missouri which was estimated to be worth approximately $60,000.

         After a last attempt to restart the egg business by planning to market gourmet eggs in 1998, a plan that was never realized, the Company decided to change its business.

         During the third quarter of 1998, the Company entered into a Stock Purchase Agreement with the shareholders of TIM effective October 12, 1998, for the acquisition of all of the outstanding and issued shares of TIM from its shareholders. Certain of the shareholders of TIM were affiliates, officers, and employees of the Company. TIM was formed in August 1998 and had acquired the assets, consisting of eleven motel management agreements, of TIM Oregon, which was owned by the Company's Chief Executive Officer, C. Richard Kearns. See "Item
7. Certain Relationships and Related Transactions." TIM Oregon was formed in April 1992 as a motel management company mainly in the northwest region, operating up to thirty properties at one time. TIM Oregon suffered losses for the past three fiscal years in the amounts of $103,446, $39,780, and $175,337. The Directors of the Company determined that the acquisition of TIM provided the means for the Company to obtain income producing assets and a lead to the growing lodging industry. Recent research showed that the lodging industry has been generally successful in increasing its revenue per available room ("RevPAR") since 1992, generating increases in profit growth over the previous ten years. See "Item 1. Business--Industry Information, Lodging Industry, `Total U.S. Lodging Industry - Estimated Revenue & Profitability'" and "--Risk Factors."

INDUSTRY INFORMATION

         LODGING INDUSTRY

         The lodging industry had suffered a decline in the late 1980s when the supply of hotels and other lodging facilities was outgrowing demand, which lead to the decrease of profitability of the industry. Since 1992, however, the industry in general has returned to profitability and the estimated revenue per available room ("RevPAR"), which represents motel operating revenues divided by the total number of rooms available (number of rooms available for rent multiplied by the number of days in the reported period), has been steadily increasing:

         TOTAL U.S. LODGING INDUSTRY - ESTIMATED REVENUE & PROFITABILITY
                    AMOUNT PER AVAILABLE ROOM - 1992-1999(1)

                             (Thousands of Dollars)


                    1992      1993      1994      1995      1996      1997        1998            1999
                   ------    ------    ------    ------    ------    ------    -----------     -----------
Revenue            $19.0     $19.5     $20.3     $21.1     $22.7     $24.3     $23.0-$25.0     $24.0-$26.0
GOP                 29.5%     30.5%     36.2%     37.0%     38.2%     40.2%           42.9%           43.0%
Pre-Tax Inc        $ 0.0     $ 0.7     $ 1.7     $ 2.6     $ 3.7     $ 4.8     $       5.6     $       6.2

----------

GOP  -  Percent of Revenue

(1) "Lodging Outlook," Smith Travel Research, endorsed by the American Hotel and Motel Association, December 1998. It should be noted that Smith Travel Research has not provided any form of consultation, advice or counsel regarding any aspects of, and is in no way associated, with this Registration Statement.

(2)   "Revenue" refers to Room Sales

(3)   "GOP" refers to Gross Operating Profit

(4)   Pre-tax income refers to earnings before federal and state taxes.

         The United States lodging industry is generally comprised of two sectors: full-service facilities and limited-service facilities. Full-service lodging facilities generally have more extensive common areas (including restaurants, lounges and extensive meeting room facilities), offer more services such as bell service and room service, and tend to be larger in terms of number of rooms than limited-service facilities. The properties operated by the Company are principally limited-service type lodging facilities. The lodging industry is also categorized into five general price segments (based on relative pricing in local markets): luxury, upscale, mid-price, economy, and budget. The Company's properties fall into the economy and budget segments. Industry estimates indicate that there are over 23,000 lodging facilities within the mid-price, economy and budget segments.

         The lodging industry has seen a significant increase in the construction of new lodging facilities over the course of the past few years. Management believes this increase is a result of the relative strength of the United States' economy, which in turn has resulted in greater travel and stronger operating performance of lodging facilities in general. The extent of new supply that has occurred is expected to continue and may negatively impact the Company's operating performance especially during the off-peak seasons.

OPERATING STRATEGY

         MARKET FOCUS

         Although the Company plans to retain in its portfolio the management agreements based on a straight five-percent-of-gross-revenue basis, it will not actively seek to increase this segment. According to management's calculation, the net profit to the company is higher if the Company leases the motels and retains the net revenue, after deductions of lease payments and expenses. The Company also does not want the burden of substantial debt in the form of a mortgage by acquiring the fee ownership interest of the motel properties. Based on management's experience, the Company expects to generate, on the average, a net profit of thirty-three percent (33%) of the total gross revenue of the motel properties in its portfolio.

         CAPITALIZATION OF EFFICIENT OPERATIONS

         The Company seeks to maximize revenues by increasing the number of properties managed and operated and through the delivery of quality accommodations and motel services that result in satisfied, loyal guests. The experience of the officers of the Company in the management of lodging facilities may provide the Company with an advantage in controlling the elements of operation, including increasing revenue per room over cost of service, purchasing, hiring, and marketing to corporate and individual guests, all of which are believed essential for achieving attractive returns for the Company.

         Management is also experienced in other aspects of the ownership of lodging properties such as accounting and asset and risk management. Combining experienced management skills with the ability to incorporate ownership issues in its decision-making, the Company aims to provide a full range of services to motel owners and to operate facilities in its portfolio in a cost-effective manner.

         The Company believes the leasehold ownership and management of its properties gives it certain competitive advantages over third party managed properties with which it competes by being able to control all aspects of a lodging facility's operations and expenditures to maintain such facilities.

         Management of the Company's lodging facilities is coordinated from the Company's corporate offices in Lebanon, Oregon. Day-to-day management, facility renovation, human resources and training, purchasing of operating supplies and sales and marketing are principally directed from the regional offices. The executive level functions as well as accounting and payroll are also centralized in the corporate office.

         The Company utilizes advertising and marketing programs sponsored by the various franchisers on both a national and regional basis. In addition, the Company engages in a wide variety of sales and marketing activities at the local market level including extensive individual sales calls, marketing blitzes and involvement in local community activities.

         SERVICE EMPHASIS

         The Company strives to hire on-site managers and staff who are personable, experienced and hands-on in all aspects of motel operation. The Company directs its managers to be accessible and available to guests at all possible times. For certain of the Company's properties, there are corporate clients who may contract with the motels to provide lodging for their employees at a fixed or discounted price. Other than common management tasks, on-site managers are responsible for the marketing and contact with prospective corporate clients for the motels. The managers are encouraged to participate in local business and chamber of commerce activities to network with local companies to promote the properties.

         EXPERIENCED SENIOR EXECUTIVE MANAGEMENT AND ON-SITE PERSONNEL
         The Company's senior management team is experienced and has worked together for an extended period of time to develop, operate and manage motel properties. The executive management team of the Company consists of its Chief Executive Officer, C. Richard Kearns; President, Ellis Stutzman, and Secretary Mark Owen. Mr. Kearns has worked with Mr. Stutzman in the management of motel properties since 1984, and with Mr. Owen since 1986. These officers have jointly managed over forty motel properties with as many as thirty properties at one time.

         The Company provides hands-on training for site managers during which the motel owner or the departing manager will initially familiarize the new manager with the property first, followed by a review of the Company's policies and procedures personally conducted by the Company's Director of Operations. The Company believes that direct training on-site provides the most detailed and applicable information to the managers and is more advantageous than a formal group off-site training class. The Company believes that the quality and experience of its key executives and motel personnel are important components of its ability to consistently provide outstanding service to motel guests and motel owners which will likely lead to strong financial results for its shareholders.

         FRANCHISES
         Eleven of the sixteen motel properties in the Company's portfolio are franchises of national motel chains, two Select Inns and nine Best Inns franchises. The Company has a Letter of Intent to lease ten more Select Inns. See "Item 2. Financial Information - Management's Discussion and Analysis." The franchisers of Select Inns and Best Inns provide marketing and a toll-free reservation system for the motels. Customers have standard expectations and familiarity with national franchises in certain regions. The motel franchisers may also have agreements with suppliers and vendors for maintenance and furnishings in which the individual motel franchise is invited to participate. The motels are required to conform to the standards of the franchises. The fee paid to the franchisers usually entails an enrollment fee and a fixed percentage of the gross revenue of the motel thereafter payable on a monthly basis.

GROWTH STRATEGY

         The Company plans to increase the number of properties in the segment of its portfolio that focuses on lease agreements with rights of renewal in five-year intervals up to twenty years and an option to purchase the property from the motel owner within the lease term for a fixed price determined at the commencement of the lease. Management believes that its strategy of obtaining motel operating leases with purchase options will enable the Company to increase the number of properties in its portfolio and, through efficient and effective management, increase market penetration of the motel operating industry, which in turn could increase profitability for the Company. See "Item 1. Business--Risk Factors, History of Substantial Losses, No Assurance of Profitability, and Uncertain Tax Effects of Leases."

         The options to purchase also may enable the Company to provide a competitive advantage over other management companies that do not offer such purchase option terms to motel owners. The Company targets motel properties that can be leased for an annual lease payment of 7.2% of the current estimated value ("CEV") based on approximately two and one-half to three times the annual gross revenue of the property, with an option to purchase for a price equivalent to the CEV. The consideration paid to the motel owner for the option would be approximately twenty percent (20%) of the motel's CEV, payable at the commencement of the lease, in the form of convertible preferred stock of the Company. The Company's management believes these motel properties can be operated to generate a net profit over a period of twelve months of approximately thirty-three percent (33%) of the annual gross room revenue. See "Item 1. Business--Risk Factors, Competition, and --Uncertain Tax Effects of Lease" and "Item 11. Description of Registrant's Securities to Be Registered."

         ABILITY TO MEET FINANCIAL OBLIGATIONS

         The Company expects to generate sufficient income from the revenues of the motel properties, on an average basis, to meet the operating expenses of the properties. Other than the two shareholder loans currently outstanding, the Company does not have plans to seek debt financing. The Company plans to conduct a public offering of its common stock to raise approximately $3,000,000 for working capital within the next twelve months.

         LONG-TERM LEASE AGREEMENTS WITH PURCHASE OPTIONS
         The Company's standard lease with option to purchase (the "Lease") is generally on a long-term basis with rights of renewal in five-year increments up to twenty years exercisable at the Company's election and the landlord's consent, which should not be withheld unreasonably. Lease payments generally will either consist of a fixed amount, payable monthly, with no additional rent based on the gross revenue or of a straight percentage lease payment consisting of twenty percent (20%) of the gross revenue of the property, calculated monthly, without a fixed minimum payment. The Lease is a triple net lease that requires the Company to pay all costs and expenditures of the motel property including real estate taxes and salaries of employees, and to maintain the leased motels in good condition and repair in conformity with all applicable legal requirements. The motel owner is solely obligated to pay any outstanding mortgages or liens on the property.

         The Lease generally also provides that the Company is responsible for obtaining adequate and standard insurance for the property and the Company may be required to indemnify the motel owner for losses due to any failure to maintain insurance or for other liabilities caused by the actions of the Company or third parties on the property.

         The motel owner may terminate the Lease upon an event of default, which includes the failure to remit lease payments and any other uncured default of the terms of the lease, including: a) failure to maintain the casualty insurance requirements of the lease; b) failure to perform the terms of the agreements and continuance of non-performance for a period of 30 days; c) the default of Landlord or Tenant beyond the specified cure period of any other related Leases;
d) any revocation or limitation of a material license or permit for the lawful operation of the lodging facility; e) any material representation or warranty made by the parties under the lease agreement; and f) in the event that a party to the Lease files bankruptcy or a proceeding is filed against the party seeking liquidation, reorganization, arrangement, adjustment or composition of debts of the party. Upon a termination due to an event of default, the Company will be liable for the payments that would have been payable for the remainder of the unexpired term of the Lease along with other costs incurred by the landlord, unless the motel owners thereafter lease the property to other tenants and the proceeds received are used to offset amounts due under the terms of the Lease.

         An option to purchase contained in the Lease allows the Company to exercise the option to purchase the property for a fixed price determined on the commencement date of the Lease. With certain exceptions where the exercise is limited to a specified time period, the Company may elect to exercise this option anytime during the term of the Lease upon payment of the full price to motel owners. As consideration for the purchase option, the motel owner receives securities of the Company, generally a designated number of shares of preferred stock, convertible into the common stock of the Company twelve months after the date of issuance. The value of the preferred stock ("Subscription Price") as agreed upon by the Company and the motel owner, and the number of shares of common for which the preferred stock is convertible ("Conversion Shares"), typically is equal to approximately twenty percent (20%) of the motel's CEV at the commencement of the Lease. The preferred stock is convertible into the nearest whole number of shares of common stock the Subscription Price would be able to purchase at the Company's average common stock price ("Average Stock Price") based on the mean between the closing bid and asked quotations for the Company's common stock in the over-the-counter market as quoted on the National Association of Securities Dealers Automated Quotation system ("Nasdaq"), or any other reliable quotation system if the common stock is not listed on NASDAQ, for the sixty (60) trading days last preceding the date of conversion. Some motel owners may be given preferred stock entitled to a dividend of eight percent (8%) of the value of the preferred stock payable either in monthly cash payments or quarterly issuance of the Company's common stock. The nature and amount of dividends, if any, is determined by agreement between the Company and the landlord determined on a case- by-case basis. The Company's decision to grant dividends to the motel owners generally is based on whether there is some added value received by the Company in the form of expected increase of revenues not reflected in the past revenues of the motel property. For example, if a freeway or convention center will be constructed near the motel property in the near future, the past revenue of the motel will not accurately reflect the potential added income. In such a circumstance, the Company may agree to give to the landlords the additional consideration in the form of dividends on the preferred stock until conversion. See "Item 11. Description of Registrant's Securities to Be Registered."

         EXERCISE OF PURCHASE OPTIONS

         The Company currently does not intend to exercise any option obtained in the lease purchase agreements unless the landlord attempts to sell the property to a third party that will not permit the Company to continue the lease. In the event the Company does have to resort to exercising its option to retain the operation of a certain motel, it will seek another buyer that will continue to lease the motel to the Company. The purpose of the option is to protect the Company's ability to retain the operation and earnings of a profitable motel property without the burden of substantial indebtedness of a significant mortgage. The price paid for the option is not credited toward the actual purchase. The Company plans to pay one hundred percent (100%) of the current estimated market value, calculated at 275% of the annual gross revenue of the property.

         The limitation on when the option to purchase may be exercised depends on the agreement made by the parties. In the lease that the Company entered into effective July 1, 1999, the option is exercisable only during the last sixty
(60) days of the fourth five-year term of the lease.

         MOTEL OWNERS

         The Company believes that its long-term lease agreements will attract motel owners who have the desire to sell the motels at the current market price but who may be subjected immediately to high capital gains tax and/or recapture of depreciation which tax the gain of the sale of the personal property as income. The structure offered by the Company may be a tax delaying or saving transaction to the motel owners who have substantial equity in the property. The motel owners generally receive from the Company a consideration for the grant of the option in an amount equal to about twenty percent (20%) of the current estimated value ("CEV") of the property in the form of preferred stock of the Company. To the extent the transaction qualifies under the Internal Revenue Code, and depending on the liquidity of the stock received by the motel owners, the lease with option to purchase may allow the motel owners to receive some amount of cash flow as early as twelve months after the date of the closing of the transaction. Additionally, the motel owners will be released of the motel management responsibilities and receive ongoing income from the lease payments for the term of the lease. Some motel owners may choose to exchange their properties under IRC Section 1031. The motel owners targeted by the Company generally do not want to remain in operation of a motel property or any other income property. In a tax-free 1031 exchange, the motel owner will be required to purchase another property of equal or greater value than the motel, which likely will be another income property. The Company concedes that certain motel owners who wish to change location or motel property may choose a 1031 exchange over the long-term lease agreement with option to purchase, however, the Company is generally targeting the group of owners that want to retire or eliminate the responsibilities of operating an income property. See "Item 1.

Business--Risk Factors, Uncertain Tax Effects of Leases and Dependence on Management Agreements and On Certain Motel Owners" and "Item 11. Description of Registrant's Securities to Be Registered."

THE COMPANY'S PORTFOLIO

         LONG-TERM LEASED PROPERTIES

         Southfork Motel: Effective July 1, 1999, the Company entered into a Lease Agreement with Option to Purchase the Southfork Motel located in Bloomfield, Iowa. The lease provides for monthly lease payments calculated at twenty-percent (20%) of the gross revenue of the motel. The lease grants the Company an option to purchase the property at the price of $650,000 exercisable only during the last sixty (60) days of the fourth five-year term of the lease. The Company agreed to grant 650 shares of Class C Preferred Stock, without dividend, valued at a Subscription Price of $130,000, convertible to the same value of common stock twelve months from the date of issuance.

         The Southfork motel currently subleases the on-site restaurant to a third-party and the Company has assumed all rights and obligations of the sublease. The Company receives $1,200 in monthly rental payments that are included as part of the gross revenue of property used to calculate the monthly lease payments payable to the motel owner.

         Best Inns: On or about November 9, 1998, the Company and Best Inns, Inc., a Kansas corporation ("Best Inns Kansas"), executed a Letter of Intent, which sets forth the terms for the Company to lease with an option to purchase nine Best Inns motel properties. The terms of the Letter of Intent provide that the Company will receive the gross revenue generated by the properties and pay to Best Inns a fixed annual lease payment of $1,980,000 payable monthly, and the Company has an option to purchase the properties for the total amount of $24,000,000. As consideration to Best Inns for the option to purchase, the Company agreed to issue securities of the Company with an aggregate value of $3,000,000.

         On March 1, 1999, the previous management company of the Best Inns properties voluntarily resigned from their duties and the Company assumed the operation of the nine Best Inns properties on a straight management basis of five percent (5%) of the gross revenue to the Company. Best Inns Kansas proceeded with litigation in the Southern District of Illinois Federal Court against the former management company for unsatisfactory management of the properties. The case was settled and dismissed on April 11, 2000. The principal of Best Inns, who is not an affiliate of the Company, is currently in litigation with its franchiser on an issue not related to the Company. The Company intends to continue the management of the nine (9) Best Inns based on the oral agreement effective March 1, 1999. The Company does not plan to close the lease transaction until the litigation matter is resolved.

         PROPERTIES UNDER MANAGEMENT AGREEMENTS

         The Company operates six other motel properties and an apartment complex under individual management agreements which set the management fee at a fixed percentage, generally five percent (5%) of the gross revenue received from the property. The motel owners are obligated to pay all expenditures with limited authority to the Company to pay recoverable expenditures on the owners' behalf up to an amount of $5,000 per month.

         SUMMARY OF PORTFOLIO

         The following table sets forth, as of June 30, 2000, certain information with respect the properties in the Company's portfolio:

             PROPERTY                           NUMBER OF ROOMS         DATE CONSTRUCTED         TERMINATION DATE
             --------                           ---------------         ----------------         ----------------
Under Lease Agreement with Option to Purchase

Southfork Motel                                       22                      1982                June 30, 2004
Junction 2 & 63 South
P.O. Box 195
Bloomfield, IA  52537

Select Inn                                            91                      1980                June 19, 2001
100 Bulldog Blvd.
Borger, TX  79007

Nendels Inn                                           106                     1979                 May 26, 2004
2811 West 2nd Ave.
Kennewick, WA  99336

Select Inns                                           37                      1995                   May 2002
Rt. 1 Box 60
Tulia, TX  79088

Best Western Hallmark                                 60                      1978                   May 2005
730 Iowa St.
Lawrence, KS 66044

Under Management Agreement / No Lease (5% fee)

Colonial Motor Inn                                    53                      1972                 May 26, 2004
1405 North 1st St.
Yakima, WA  98901

Willow Springs                                        44                      1982                 May 26, 2004
5 "B" Street
Cheney, WA  99004

Nendels Inn & Suites                                  60                      1972                April 28, 2001
2523 E. Wyatt Earp Blvd.
Dodge City, KS  67801

Summer Hill Apartments                            28 (Units)                  1977                 May 26, 2004
1110 W. Fm 468
Cotulla, TX  78014
(Apartment Complex)


Under Management Agreement Terms (5% fee) / Lease Agreement with Option to Purchase in Negotiation

Best Inns                                             83                      1984                     (1)
1209 North Keller Dr.
Effingham, IL  62401

Best Inns                                             116                     1988                     (1)
1255 Franklin Rd.
Marietta, GA  30067

             PROPERTY                           NUMBER OF ROOMS         DATE CONSTRUCTED         TERMINATION DATE
             --------                           ---------------         ----------------         ----------------
                                                      153                     1982                     (1)
Best Inns
222 S. 44th St.
Mt. Vernon, IL  62864

Best Inns                                             89                      1986                     (1)
31 N. Green Bay Rd.
Waukegan, IL  60085

Best Inns                                             91                      1986                     (1)
1529 West Walnut Ave.
Dalton, GA  30720

Best Inns                                             110                     1984                     (1)
8220 Dix Ellis Trail
Jacksonville, FL  32256

Best Inns                                             104                     1981                     (1)
2700 W. DeYoung
Marion, IL  62959

Best Inns                                             75                      1985                     (1)
2738 Graves Rd.
Tallahassee, FL  32303

Best Inns                                             107                     1979                     (1)
1905 W. Market St.
Bloomington, IL  61701

(1) See "Item 2. Financial Information--Management's Discussion and Analysis, Liquidity and Capital Resources."

COMPETITION IN THE LODGING INDUSTRY

         The lodging industry is highly competitive. The Company's operation of motel properties competes with other national limited and full-service management and acquisition companies for agreements with motel owners.

         There are numerous other management companies who may compete with the Company for the management of the same properties. Some of the more commonly known national management companies with which the Company competes, either directly or indirectly, include The Peninsula Group, Vista Host, Outrigger Hotels & Resorts, Hostmark Management Group, GF Management, and Linchris Hotel Corp.

         The Company's targeted smaller, economy-scale motel properties with an average size of approximately 100 rooms also compete with local, independently owned motel properties for travelers' business. The Company competes with other lodging facilities for a wide range of business and leisure travelers who seek quality accommodations and demand reasonable prices. Due to the nature and location of the Company's lodging facilities, the Company does not experience any significant degree of advance bookings typical with many resort or destination locations nor does any one customer represent a significant portion of the Company's revenues.

         The Company anticipates that competition within this industry segment will increase in the foreseeable future. A number of the Company's competitors are larger, operate more motels and hotels, and have substantially greater financial and other resources than the Company. In addition, some of the Company's competitors operate properties that have locations superior to those of the Company's properties. Competitive factors in the lodging industry include room rates, quality of accommodations, name recognition, service levels and convenience of location. There can be no assurance that demographic, geographic or other changes in markets in which the Company's properties are located will not adversely affect the convenience or desirability of certain of the Company's motels. Furthermore, there can be no assurance that new or existing competitors will not significantly lower rates or offer greater conveniences, services or amenities, or significantly expand or improve facilities in a market in which the Company's motels compete, thereby adversely affecting the Company's results of operations.

FINANCIAL INFORMATION

         The Company's operations were not profitable in the last five fiscal years. See "Item 2. Financial Information--Selected Consolidated Financial Data" and "Item 13. Financial Statements and Supplementary Data." Management believes that the performance of the Company as reflected in the financial information provided in this Registration Statement for the fiscal year ending December 31, 1998 may not be indicative of current or future operations of the Company because it ceased the operation of the egg business and entered the lodging industry in October 1998. See "Item 1. Business--Business Development and Background." The audited financial information provided for the fiscal year ending December 31, 1999 may be more closely indicative of the Company's current and future earning potential, however, the Company expects the revenue to steadily grow as it acquires more motel properties in its portfolio. See "Item
1. Business" and "Item 2. Financial Information--Management's Discussion and Analysis."

RESEARCH AND DEVELOPMENT
         During the fiscal years ended December 31, 1998 and 1999, and the three month period ended March 31, 2000, the Company did not incur costs related to research and development activities.

GOVERNMENT REGULATIONS

         The Company is subject to environmental regulations under various federal, state and local laws. Certain of these laws may require a current or previous owner or operator of real estate to clean up designated hazardous or toxic substances or petroleum product releases, such as gasoline, that may contaminate the properties from an adjacent business. In addition, the owner or operator may be held liable to a governmental entity or to third parties for damages or costs incurred by such parties in connection with the contamination.

         Certain of the Company's lodging facilities are located on, adjacent to or in the vicinity of, properties, including gasoline stations, that contain or have contained storage tanks or that have engaged or may in the future engage in activities that may release petroleum products or other hazardous substances into the soil or groundwater.

         While there can be no assurance that in the future the foregoing environmental conditions may not have a material effect on the Company, management is not aware of any such adverse impacts to the Company due to the existence of contaminants under or near its properties. Except as described above, management is not aware of any environmental condition with respect to its lodging facilities that could have a material adverse impact on the Company's financial condition or results of operations.

         The Company's lodging facilities are subject to various other laws, ordinances and regulations. The Company believes that each facility has the necessary permits and approvals required to enable the Company to operate its lodging facilities.

         The Company's lodging facilities must comply with Title III of the Americans with Disabilities Act (the "ADA"). Under the provisions of the ADA, the Company, as owner of the lodging facilities, is obligated to reasonably accommodate the patrons of its facilities who have physical, mental or other disabilities. In addition, the Company is obligated to ensure that alterations to its lodging facilities conform to the specific requirements of the ADA implementing regulations. The Company believes that it is in substantial compliance with all current applicable regulations with respect to accommodations for the disabled.

PROPRIETARY RIGHTS

         The Company currently has no trademark or service mark applications pending. It may be possible for unauthorized third parties to copy aspects of, or otherwise obtain and use, the Company's business names, including but not limited to Country Maid Financial and TIM. The Company does not have any confidentiality agreements with its officers or employees. Furthermore, there can be no assurance that any confidentiality agreements entered into between the Company and its employees will provide meaningful protection for the Company's proprietary information in the event of any unauthorized use or disclosure of such proprietary information.

         The failure to do any of the foregoing could have a material effect upon the Company. In addition, there can be no assurance that the Company will have the financial or other resources necessary to enforce or defend a proprietary rights violation action. The Company has not undertaken any professional searches to determine whether the names used by the Company to conduct business infringe on the proprietary rights of other companies. Moreover, if the Company's services infringe patents, trademarks or proprietary rights of others, the Company could, under certain circumstances, become liable for damages, which could have a material adverse effect on the Company.

SUBSIDIARY
         The Company conducts its operations through its wholly-owned subsidiary, TIM, incorporated in the state of Nevada in August 1998 and acquired in October 1998. TIM markets, operates, maintains and provides the management services for the Company. TIM employs all employees of the Company.

EMPLOYEES

         As of June 30, 2000, the Company had approximately thirteen (13) full-time employees and seventeen (17) part-time employees in administration, on-site operations and property management. The Company's future success will depend, in part, on its ability to continue to attract, retain and motivate highly qualified management and operations personnel, for whom competition is intense. From time to time, the Company may employ independent consultants or contractors to support its property management and administrative organizations. The Company's employees are not represented by any collective bargaining unit and the Company has never experienced a work stoppage. The Company believes its relations with employees are good. See "Item 1. Business--Risk Factors, Risks Associated with Expansion."

RISK FACTORS

         The following factors, and information provided elsewhere, should be considered carefully in evaluating the forward-looking statements made by the Company in this Registration Statement and in evaluating the Company's business before making a decision concerning the purchase of its securities.

         HISTORY OF SUBSTANTIAL LOSSES; NO ASSURANCE OF PROFITABILITY

         The Company had not reached profitability as of the six month period ended June 30, 2000, and had suffered substantial losses in the previous three fiscal years. For the six month period ended June 30, 2000, the Company's affiliated and non-affiliated gross revenues totaled $1,326,566 affiliated and non-affiliated operating costs totaled $1,253,567, and affiliated and non-affiliated management fees totaled $314,134, which resulted in a gross profit of $387,133. For the same period, expenses totaled $394,696, which resulted in a net loss of $7,563. For the fiscal year ending December 31, 1999, the Company's gross profits totaled $571,213 and expenses were $692,667 resulting in an operating loss of $121,454. For the fiscal year ending December 31, 1998, the Company's gross revenue was $37,515. For the fiscal year ending December 31, 1998, the Company incurred $85,979 in expenses for an operating loss of $48,464, which was offset by a $568,957 gain on discontinued operations of Country Maid Farms, resulting in net income of $520,493. For the nine-month period ending September 30, 1998, TIM Oregon's gross revenue from affiliated management fees was $180,539 and the operating expenses were $284,981, resulting in an operating loss of $104,442. For the fiscal year ended December 31, 1997, the Company's predecessor TIM Oregon's gross revenues from affiliated management fees were $316,360 and its operating expenses were $347,666, which resulted in operating losses of $31,306. See "Item 2. Financial Information." There can be no assurance that the Company will be successful in addressing these risks or that the Company can be operated profitably, which depends on many factors, including the ability to obtain long-term lease agreements with options to purchase, the success of the Company's business plan and the ability to control operating expense levels of the motel properties.


         POSSIBLE UNDERCAPITALIZATION AND NEED FOR FUTURE FINANCING

         In order to continue its operating and growth strategies, the Company plans to seek equity financing in the form of a public offering of its common stock up to $3,000,000 within the next twelve months. If the Company is unable to obtain financing, there can be no assurance that the Company will be able to successfully meet its working capital requirements. The Company requires additional capital until the Company can increase the number of properties in its portfolio to a level that will efficiently use its resources and operate profitably. If the Company cannot increase the number of properties in its portfolio, it is unlikely that it will reach profitability without decreasing the number of the Company's properties and employees. In addition, the Company may experience rapid growth and may require additional funds to expand its operations or enlarge its organization. While the Company intends to explore a number of options in order to secure alternative financing in the event anticipated financing is not obtained or is insufficient, there can be no assurance that additional financing will be available when needed or on terms favorable to the Company. The failure to obtain sufficient financing may materially affect the Company's ability to expand or to remain in business. See "Item 9. Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters."

         DEPENDENCE ON MANAGEMENT

         Shareholders of the Company are fully dependent on management to conduct the Company's business. Management has indicated that it will act in accordance with the best interests of future shareholders. Success of the business depends on the skills and efforts of management and, to a large extent, on the active participation of the Company's executive officers and key employees. Furthermore, the Company has not entered into employment agreements with these officers and employees. The inability to attract, retain and motivate qualified senior management, property managers or other skilled employees could adversely affect the Company's business.

         RISKS ASSOCIATED WITH THE LODGING INDUSTRY

         The Company's business is subject to the operating risks inherent in the lodging industry. These risks include, but are not limited to: (i) changes in general and local economic conditions; (ii) varying levels of demand for accommodations and related services; and (iii) changes in travel patterns and seasonality.

          Changes in Economic Conditions: Changes in general and economic conditions may be affected by many factors such as sudden increase of labor supply, local weather disasters, regional crisis, and population growth. Any significant change in any of these factors may negatively affect the revenue of an individual property.

          Varying Demands: Consumers of the lodging facilities managed by the Company may for any number of reasons change their demand for the style and level of service provided by the Company's motel properties. The Company does not have a research department or a set structure to detect trends of travelers or other consumers of motel services. The inability to prepare for sudden changes may delay the response needed to upgrade or otherwise change the services to meet consumer demands.

         Seasonality: The lodging industry is seasonal in nature depending on the travel patterns of consumers. Quarterly earnings vary drastically from high to low seasons. The Company expects the peak season for its motel properties to be July and August which usually generates revenues at 2 1/2 times the low season of December and January, while the revenues of remaining months range between the high and low.

         UNCERTAIN TAX EFFECTS OF LEASES

         The success of the Company's plan to obtain leases with options to purchase motel properties maybe materially affected by several tax related issues. A motel owner who has substantial equity in a motel property may be subjected to high capital gains tax (and/or income tax from the recapture of depreciation) on the equity if the property is sold at a market value that far exceeds the owner's basis. If a motel owner leases the property to the Company in a transaction that is not later determined as a sale under Internal Revenue Code Section 1001, a motel owner may be able to delay or save the capital gains tax until the exercise of the purchase option.

         The Internal Revenue Service ("IRS") may under certain circumstances define a lease with option to purchase as an installment sale, which will render the amount received by the motel owner as consideration for the purchase option and the lease payments taxable. The IRS and case law indicate that the characterization of a transaction as a lease or a sale is based on facts and circumstances surrounding the transaction. The factors used to characterize a transaction as a lease include, but are not limited to: (i) the intent of the parties; (ii) business reasons for the lease; (iii) the amount of the exercise price of the option; (iv) consistency of treatment of transaction as a lease for tax purposes; and (v) the form of rent to be paid. Other factors that have been used to hold the transaction as an installment sale include, but are not limited to: (i) the allocation of the risk of loss to tenant, (ii) the tenant's intent to purchase the property, (iii) whether the sum of the lease payments and the option price equal the fair market value of the property at the commencement of the lease, and (iv) whether the tenant has the benefits and burdens of ownership. These factors are not determinative jointly or severally. The Company does not intend or expect the leases to be determined as installment sales instead of operating leases, since the proposed terms appear to denote an operating lease instead of a sale. However, there is no assurance nor can the Company determine whether any one factor of the lease transactions contemplated will be used by the IRS to characterize the transaction as an installment sale so as to remove one of the incentives of the transaction to the motel owners.

         Under the generally accepted accounting principles ("GAAP"), certain lease transactions may be classified as a capital lease by an independent auditor conducting an annual audit of the Company; such a determination is based on a number of factors which will negatively affect the parties' ability to depreciate and amortize the motel for tax deduction purposes. If a lease meets any of the factors, GAAP will treat the transaction as a capital lease in the Financial Statements of the Company and not as an operating lease. In the event that a transaction is determined as a capital lease, it may be considered a factor in the characterization of the lease of the transaction by the IRS or otherwise negatively affect the tax burden of the parties.

         If the transaction is characterized as a sale, the motel owner may also be required to recapture the depreciation of the amount allocated to the building and personal property so as to trigger a tax burden at the commencement of the lease.

         The Company has not sought the specific approval or guidance of the IRS by way of a private letter ruling regarding the tax effects of the lease transactions contemplated by the Company. The IRS may determine on a case-by-case basis whether a specific lease and the facts surrounding the transaction constitute a sale instead of a lease. There is no assurance that any one transaction will not be defined or otherwise determined by the IRS as a sale and, therefore, removing the tax deferring benefits of the transactions to a motel owner. The Company may not be successful in its attempt to provide other incentives to the motel owner sufficient to acquire the operation of the property. The failure of the Company to continue to acquire more properties in its portfolio will adversely and materially affect its profitability and results of operation.

         RISKS ASSOCIATED WITH EXPANSION AND ENTRY INTO NEW MARKET SEGMENT

         The Company's revenues, net income, obligations and liabilities may grow substantially in the next several years as a result of adding new management agreements, leases with options to purchase and from other incidental business opportunities related to lodging services, such as restaurants, gift shops, and long distance communications. The Company intends to continue to pursue an aggressive growth strategy for the foreseeable future, but there can be no assurance that the Company will successfully achieve its growth objectives. The Company is subject to a variety of business risks generally associated with growing companies. While the Company believes that it can obtain sufficient capital to fund its growth strategy in the near term, this belief is primarily premised on adequate cash being generated from operations. There can be no assurance that the Company will generate adequate cash from operations. In addition, the Company may seek additional equity financing, depending upon the amount of capital required to pursue future growth opportunities or address other needs. There can be no assurance that such increase or additional financing will be available to the Company on acceptable terms.

         The Company's prospects also must be considered in light of the risks, expenses and difficulties frequently encountered by companies attempting to penetrate a new segment of an industry. In addition, there can be no assurance that the Company will be able to integrate successfully the new motels into its portfolio, or that the leases and the management agreements will achieve revenue and profitability levels.

         Furthermore, the Company's expansion could adversely affect the financial performance of the Company's existing portfolio or its overall results of operations. Adding the operation of new properties may present operating and marketing challenges that are different from those currently encountered by the Company. There can be no assurance that the Company will anticipate all of the changing demands that expanding operations will impose on its management, management information and reservation systems, and the failure to adapt its systems and procedures could have a material adverse effect on the Company's business.

         DEPENDENCE ON MANAGEMENT AGREEMENTS AND ON CERTAIN MOTEL OWNERS

         Management agreements are entered into, terminated, and renegotiated in the ordinary course of the Company's business. The loss of one or several management agreements or leases and the timing of achieving incremental revenues from additional motels may adversely impact earnings. If the Company loses a management agreement or lease that has capitalized acquisition costs, the Company may record a write-off of the remaining book value of such capitalized costs, which could have a material adverse effect on the operating results during the period in which the write-off occurred.

         The terms of the agreements do not restrict the motel owners from selling the motels, nor do they require the continuance of the management agreement subsequent to the sale as long as the notice periods are satisfied in accordance with the terms of the agreement. As a result, the Company is subject to the risk that a substantial number of the motels can be sold by the motel owners within a short time frame, which may result in the Company's loss of a significant amount of revenue. The Company is not subjected to these risks for those properties that are leased and operated by the Company as a Tenant.

         The Company's Chief Executive Officer and Director, C. Richard Kearns, who owns approximately twenty-eight percent (28%) of the Company's issued and outstanding common stock as of June 30, 2000, has interests in five motels managed by the Company. Nine of the sixteen motel properties operated by the Company are owned by Best Inns, Inc., a Kansas corporation. A material deterioration in the operating results of one or more of these motel properties and/or a loss of the related management agreements could adversely affect the value of the Company's investment in such motel properties. In addition, the Company historically has relied on the affiliates of the Company's executive officers who are motel owners and investors for various acquisitions, renovation, development and other expansion opportunities. There can be no assurance that the Company's relationships with motel owners and investors will remain satisfactory or that such owners and investors will continue to provide expansion opportunities in the future.

         CONFLICTS OF INTEREST

         The Company's Chief Executive Officer and Director, C. Richard Kearns, and his affiliates are, collectively, parties to certain management agreements as well as other business arrangements with the Company. In addition, Mr. Kearns and certain of his affiliates were founders and principal shareholders of TIM prior to the acquisition by the Company. See "Item 7. Certain Relationships and Related Transactions--Acquisition of Territorial Inns Management, Inc."

         Motel Ownership Interests of CEO. The Company's Chief Executive Officer and principal shareholder, C. Richard Kearns, has ownership interests in five of the eighteen properties currently in the Company's portfolio. A conflict exists between Mr. Kearns' interest in getting the lowest management fee possible for his motels with adequate protections to him as a motel owner, and the interest of the Company in obtaining a favorable management fee and terms. The Company may be adversely affected in the event that Mr. Kearns uses his position and influence to ensure that the terms are not enforced or to impose terms favorable to his personal interests at the expense of the Company.

         Real Estate Activities of Director. John C. Moneymaker, a director, is a licensed real estate agent. Officers and directors of the Company may engage in other business activities similar or indirectly related to those engaged in by the Company. To the extent that such officers and directors engage in such other activities, they will have possible conflicts of interest in diverting opportunities to other companies, entities or persons with which they are or may be associated or have an interest, rather than direct such opportunities to the Company. Such potential conflicts of interest include, among other things, the time, effort and corporate opportunity involved in their participation in other business transactions. The Company may be adversely affected should these individuals choose to place their other business interests before those of the Company.

         Stock Purchase Agreement. During the second quarter of 1998, the Company entered into a Stock Purchase Agreement effective October 12, 1998 for the acquisition of TIM, of which C. Richard Kearns was a principal shareholder. The assets of TIM consisted of eleven motel management agreements that were purchased by TIM in a transaction effective September 28, 1998 from an Oregon corporation, of which, C. Richard Kearns was the sole shareholder. In exchange for the shares of TIM, the Company issued a total of 6,250,000 shares of its common stock to the shareholders of TIM, some of whom are directors and executive officers of the Company and other related parties, including C. Richard Kearns (3,600,000 shares), John C. Moneymaker (200,000 shares), Terrence
J. Trapp (500,000 shares), Ellis J. Stutzman (200,000 shares), Mark D. Owen (200,000 shares), Northwestern Capital, LLC, a limited liability company solely owned by Mr. Kearns (100,000 shares), Thomas J. Krueger (50,000 shares), and Cascade Pacific Equity Corp., of which Mr. Krueger is the sole shareholder (850,000 shares).

         The Company's Chief Executive Officer and Chairman of the Board, C. Richard Kearns, was a principal shareholder owning approximately 57.6% of TIM As of September 30, 1998, before the acquisition of TIM, Mr. Kearns beneficially owned a total of 104,600 shares of the 485,217 shares of the total issued and outstanding common stock of the Company, or approximately 21.56%. These figures have been adjusted to give effect to the 100:1 reverse stock split effective October 9, 1998. See "Item 11. Description of Registrant's Securities to Be Registered--Common Stock, Reverse Stock Split." After the acquisition, Mr. Kearns beneficially owned 3,811,460 shares of the 6,850,825 shares of the issued and outstanding common stock of the Company, which constituted approximately 55.64%, as of January 1, 1999. The transaction substantially increased Mr. Kearns' percentage of ownership and control of the Company. Based on the existing and potential revenue of the management agreements of TIM, the substantial losses and debts of the Company, and the benefits of the acquisition including providing a means to enter into the lodging industry, the Board of Directors determined that the transaction was fair and unanimously adopted and ratified the Stock Purchase Agreement on September 28, 1998.

         The Board of Directors did not obtain a fairness opinion from an independent third party for the acquisition of TIM. Although the shareholders of the Company ratified the transaction at a duly noticed meeting of shareholders on April 30, 1999, there was no independent review of the validity of the reasons submitted by the Board of Directors to the shareholders. The lack of a fairness opinion fails to comprehensively review the benefits and costs of the transaction from an unbiased point of view. Such benefits and costs may include the comparison between the benefits of adding the management agreements and the lead into the lodging industry versus the dilution of the shareholders' interest and the price paid for the assets of TIM.

         Stock Redemption Agreement. In April 1999, the shareholders of the Company approved a Stock Redemption Agreement wherein the Company would redeem up to 2,500,000 shares of common stock from Mr. Kearns, without cash consideration, in an amount equal to the number of shares of common stock sold to certain investors who are creditors of Mr. Kearns. 2,000,000 shares have been redeemed from Mr. Kearns and 1,769,968 have been issued as of June 30, 2000.
The remaining 230,032 shares are being held by the transfer agent to be issued as the offering continues. The foregoing could give rise to conflicts of interest where the terms of the Stock Redemption Agreement may increase the number of shares available for sale under Rule 144 of the Act at an earlier time than if the same shares are held by Mr. Kearns. See "Item 7. Certain Relationships and Related Transactions."

         INVESTMENT RISKS

         In the event that any of the foregoing or any other transactions involving a conflict of interest between the Company and its officers or directors should result in detriments to the Company, the shares of the Company may be substantially affected and the marketability and price of the securities of the Company may decrease.

         RISKS ASSOCIATED WITH LEASING REAL ESTATE

         The Company is planning to lease motels on a long-term lease basis with purchase options. Accordingly, the Company will be subject to varying degrees of risk generally related to leasing real estate. These risks include, among others, changes in national or local economic conditions, local real estate market conditions affecting the viability of the motel based on the reasonableness of the fixed lease payment versus the cost of operation and income from the region and liability for long-term lease obligations as follows:

         Maintenance and Refurbishment Expenses: For the Southfork Motel, the Company is obligated to remodel, redecorate, refurnish or recondition the motel rooms, lobby and hallways to the extent of ten percent (10%) of the value thereof, meaning that at the end of ten (10) years, all of said motel rooms shall have been refurnished, reconditioned, remodeled (or repaired) to the extent of one hundred percent (100%) of the value of the same at the beginning of said ten year period. Other leases that have not yet been finalized will likely contain similar terms of maintenance and refurbishment requirements. The

Company will be required use a material portion of operating income for to meet these maintenance and refurbishment requirements, which will vary from month to month.

          Event of Default: The events that constitute default under the Southfork Motel lease effective as of July 1, 1999 include: failure to maintain the casualty insurance requirements of the lease; failure to perform the terms of the agreements and continuance of non-performance for a period of 30 days; the default of the motel owner or the Company beyond the specified cure period of any other related leases; any revocation or limitation of a material license or permit for the lawful operation of the lodging facility; any material representation or warranty made by the parties under the lease agreement; and in the event that a party to the lease files bankruptcy or a proceeding is filed against the party seeking liquidation, reorganization, arrangement, adjustment or composition of debts of the party.

         The Company expects all other leases to be negotiated and entered into to contain similar provisions of default. In the event that a default occurs, the lease agreement may be terminated and the Company will lose its ability to continue to generate income, and may be obligated to pay damages to the motel owner.

         Additional risks include inclement regional weather conditions, the potential for uninsured casualty and other losses, the impact of present or future tax and environmental legislation and compliance with environmental laws, and adverse changes in zoning laws and other regulations, many of which are beyond the control of the Company.

         SIGNIFICANT LEASE EXPENSES AND OBLIGATIONS

         The Company's continuing efforts to lease motel properties will cause the Company to incur significant financial obligations. There is no assurance that the gross revenue it receives from the operation of the properties will be sufficient to meet the terms of the leases. The lease payment obligations and other operating expenses could have important consequences to holders of common stock, including: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations may be dedicated to the payment of lease payments, thereby reducing the funds available to the Company for its operation; and (iii) certain of the Company's future indebtedness may contain financial and other restrictive covenants, including the payment of dividends and sales of assets and imposing minimum net worth requirements. There can be no assurance that the Company's operating results and revenue will be sufficient for the payment of the Company's indebtedness. In addition, the Company's liabilities could increase its vulnerability to adverse general economic and lodging industry conditions and could impair the Company's ability to take advantage of significant business opportunities that may arise.

         CONTROL BY PRINCIPAL SHAREHOLDERS

         As of June 30, 2000, the Company's Chief Executive Officer and Director, C. Richard Kearns, beneficially owned approximately twenty-eight percent (28%) of the outstanding shares of the Company's common stock and the Company's officers and directors collectively owned an aggregate of approximately forty-five percent (45%) of the outstanding shares of the Company's common stock. The Articles and Bylaws of the Company provide that the Board of Directors is elected and shareholder action is taken pursuant to the majority votes of the common stock shareholders. The ownership of the common stock by Mr. Kearns and other officers and directors of the Company ensure such parties' ability to control the election of the members of the Board of Directors and will enable such parties to control the management and affairs of the Company. See "Item 7. Certain Relationships and Related Transactions."

         COMPETITION
         The market for economy motels and lodging properties is highly competitive. There are no substantial barriers to initial entry, and the Company expects competition to persist, intensify and increase in the future. There can be no assurance that competitors will not develop management terms or models that render the Company's plans obsolete or less marketable, or that the Company will be able to compete successfully. See "Item 1. Business--Competition in the Lodging Industry."

         LACK OF DIVERSIFICATION

         The Company does not intend to invest at this time in any other assets, businesses or securities other than what is described in this Registration Statement. The Company will be subject to the risks associated with lack of diversification, including, but not limited to, the dependence on the lodging industry and the inability to offset losses from one industry to another. The Company currently does not have the resources to diversify its operations to benefit from the possible spreading of risks. In the event that the lodging industry is at a downturn, the Company may not be able to sustain sufficient operating income to meet its obligations and expenses that directly affect the marketability and value of the shareholders' interest.

         ENVIRONMENTAL MATTERS

         Under various federal, state, local and foreign environmental laws, ordinances and regulations ("Environmental Laws"), a current or previous owner or operator of real property may be liable for the cost of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous or toxic substances. The presence of contamination from hazardous or toxic substances, or the failure to remediate such contaminated property properly, may adversely affect the owner's ability to sell or rent such real property or to borrow using such real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances also may be liable for the cost of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person.

         Federal and state laws also regulate the operation and removal of certain underground storage tanks. In connection with the operation of its motel properties, including those leased or managed by the Company, it could be held liable for the cost of remedial action with respect to such regulated substances and storage tanks and claims related to them. In addition to clean-up actions brought by federal, state and local agencies, the presence of hazardous or toxic substances on a motel property also could result in personal injury or similar claims by private plaintiffs.

         Without an environmental investigation, the Company is unable to ascertain whether or not it will be held jointly or severally liable for either current or prior owned contaminated properties. The Company has not performed, or received the results from, any environmental investigations on any of its leased or managed properties. Additionally, environmental laws and conditions are subject to frequent change. There can be no assurance that environmental liabilities or claims will not arise and adversely affect the Company in the future.

SHARES ELIGIBLE FOR FUTURE SALE

         In general, Rule 144 under the Securities Act of 1933, as amended ("Rule 144") provides that securities may be sold without registration if there is current public information available regarding the Company and the securities have been held at least one year. Rule 144 also includes restrictions on the amount of securities sold and the manner of sale, and requires notice to be filed with the SEC. Under Rule 144, a minimum of one year must elapse between the later of the date of the acquisition of the securities from the issuer or from an affiliate of the issuer, and any resale under the Rule. If a one-year period has elapsed since the date the securities were acquired, the amount of restricted securities that may be sold for the account of any person within any three-month period, including a person who is an affiliate of the issuer, may not exceed the greater of one percent (1%) of the then outstanding shares of common stock of the issuer or the average weekly trading volume in the over-the-counter ("OTC") market during the four calendar weeks preceding the date on which notice of sale is filed with the SEC. If a two-year period has elapsed since the date the securities were acquired from the issuer or from an affiliate of the issuer, a seller who is not an affiliate of the issuer at any time during the three months preceding a sale is entitled to sell the shares without regard to volume limitations, manner of sale provisions or notice requirements.

         SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE MARKET

         As of June 30, 2000, 7,338,818 of the 7,706,896 outstanding shares of common stock held by existing shareholders were issued and sold by the Company in private transactions in reliance on exemptions from the registration provisions of the Securities Act of 1933, as amended, and are restricted securities within the meaning of Rule 144. Of the outstanding shares, including shares held by affiliates, 4,336,928 were issued on or before June 30, 1999, and may be currently eligible for resale in the open market, if any, in compliance with Rule 144. The sale in the public market of these shares of restricted common stock under Rule 144 may depress prevailing market prices of the common stock. Additionally, 230,032 shares are being held in reserve by the transfer agent pursuant to the terms of the Stock Redemption Offering. See "Item
7. Certain Relationships and Related Transactions - Stock Redemption Agreement." All or part of these shares may be reissued to C. Richard Kearns upon the close of the offering if they are not redeemed by the Company, and may be eligible for sale under Rule 144.

                                     ITEM 2

                              FINANCIAL INFORMATION

SELECTED CONSOLIDATED FINANCIAL DATA

         FISCAL YEAR END DATA

         The following table sets forth certain selected consolidated financial data for the Company. The selected statement of operations and balance sheet data of the Company for the fiscal years ended December 31, 1999 and December 31, 1998, are derived from the Company's audited Financial Statements, of which, the fiscal years ended December 31, 1999 and December 31, 1998 are included elsewhere in this Registration Statement.

         The selected consolidated financial data set forth below should be read in conjunction with, and are qualified in their entirety by, the Consolidated Financial Statements and related Notes, Management's Discussion and Analysis of Financial Condition and other financial information included elsewhere in this Registration Statement.

                                                                     YEAR ENDED                   YEAR ENDED
                                                                 December 31, 1999            December 31, 1998
                                                                 -----------------            -----------------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues:
   Operating revenues Affiliated                                      1,264,856                            0
        Operating costs Affiliated                                    1,232,102                            0
   Operating revenues Nonaffiliated                                     141,888                            0
        Operating costs Nonaffiliated                                   140,030                            0
   Management fees Affiliated                                            86,581                       37,515
   Management fees Nonaffiliated                                        450,020                            0

        Net income (loss)                                              (121,454)                     520,493

CONSOLIDATED BALANCE SHEET DATA:
Current assets                                                           81,378                       68,180
Net fixed assets                                                              0                            0
Stock holdings                                                                0                            0
Other assets                                                                  0                            0

        Total assets                                                     81,378                       68,180

Current liabilities                                                     362,683                      116,644
Long-term debt                                                                0                            0
Other liabilities                                                     1,032,695                    1,173,695
Total liabilities                                                     1,395,378                    1,290,339
Shareholders' equity                                                 (1,314,000)                  (1,222,159)

        Total liabilities and shareholders' equity                       81,378                       68,180
        Primary Earnings (loss) per share                                  (.05)                         .08

         INTERIM PERIOD DATA

         The following table sets forth certain selected consolidated financial data for the Company. The selected statement of operations and balance sheet data of the Company for the six month periods ended June 30, 2000, June 30, 1999 are derived from the Company's unaudited 2000 Financial Statements.

         The selected financial data set forth below should be read in conjunction with, and are qualified in their entirety by, the Financial Statements and related Notes, Management's Discussion and Analysis of Financial Condition and other financial information included elsewhere in this Registration Statement.

                                                          INTERIM PERIOD ENDED
                                                    Six Months Ended  Six Months Ended
                                                      June 30, 2000    June 30, 1999
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues:
   Operating Revenues Affiliated                         816,191          438,482
        Operating Costs Affiliated                       825,480          406,504
   Operating Revenues Nonaffiliated                      510,375                0
        Operating Costs Nonaffiliated                    428,813                0
   Management Fees Affiliated                             43,508           89,716
   Management Fees Nonaffiliated                         270,626          139,994

      Gross Profit                                       387,133          261,688

Expenses:                                                394,696          268,784

Net income (loss)                                         (7,563)          (7,096)

CONSOLIDATED BALANCE SHEET DATA:
Current assets                                           330,035          118,673
Net fixed assets                                              --               --
Stock holdings                                                --               --
Other assets                                                   0                0

      Total assets                                       330,035          118,673

Current liabilities                                      309,268          100,261
Long-term debt                                                 0                0
Other liabilities                                      1,032,695        1,032,695
Total liabilities                                      1,554,598        1,187,885
Shareholders' equity                                  (1,221,563)      (1,139,642)

      Total liabilities and shareholders' equity         333,035          118,673
      Primary Earnings (loss) per share                     0.00             0.00

         TIM Oregon Financial Data

         The following table sets forth certain selected consolidated financial data for TIM Oregon. The selected statement of operations and balance sheet data of TIM Oregon for the fiscal years ended December 31, 1994, December 31, 1995, December 31, 1996, December 31, 1997, and the nine months ended September 30, 1998, are derived from TIM Oregon's audited Financial Statements.

                                                    NINE
                                                   MONTHS             YEAR            YEAR             YEAR
                                                    ENDED             ENDED           ENDED            ENDED
                                                September 30,      December 31,    December 31,     December 31,
                                                    1998               1997            1996             1995
                                                -------------      ------------    ------------     ------------
CONSOLIDATED STATEMENTS
OF OPERATIONS DATA:
Revenues:
    Management fees - Affiliated                    180,539            316,360        240,866         229,091

        Total revenues                              180,539            316,360        240,866         229,091

Expenses:

        Total expenses                              284,981            347,666        389,479         277,470

Operating income/loss                              (104,442)           (31,306)      (148,613)        (48,379)
Other income (loss)                                     996             (8,474)       (26,724)        (15,458)

        Net loss                                   (103,446)           (39,780)      (175,337)        (63,837)

CONSOLIDATED BALANCE SHEET DATA:
Current assets                                    1,254,233          1,154,026        957,493         608,811
Net fixed assets                                      9,661              9,311          9,736           4,802

        Total assets                              1,263,894          1,163,337        967,229         613,613

Current liabilities                               1,646,700          1,442,697      1,206,809         677,856
Long-term debt                                            0                  0              0               0
Total liabilities                                 1,646,700          1,442,697      1,206,809         677,856
Shareholders' equity                               (382,806)          (279,360)      (239,580)        (64,243)

        Total liabilities and
        shareholders' equity                      1,263,895          1,163,337        967,229         613,613
        Primary Earnings (loss) per share
                                                     (10.34)             (3.98)        (17.53)          (6.38)

MANAGEMENT'S DISCUSSION AND ANALYSIS

         The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Selected Consolidated Financial Data, Financial Statements, and the related Notes thereto included elsewhere in this Registration Statement.

         OVERVIEW OF CURRENT OPERATIONS
         As of March 31, 2000, the Company's revenues are derived mainly from management fees paid for the operation of the motel properties and operating revenues from the leased properties. The management agreements currently provide for the Company to receive approximately five percent (5%) of the total gross revenue received from each of the properties in addition to all expenses and salaries of employees working on the properties to be paid by the owners of the motels. The amount of revenue during the fiscal year ended December 31, 1999 was $1,943,345, which is comprised of management fees of $536,601 and operating revenues from the leases totaling $1,406,744. The total outstanding management fees due and advances for costs and expenses to be reimbursed by the motel owners as of December 31, 1999 was $81,378. During the three month period ending March 31, 2000, revenues from management fees were $136,538 and operating revenues were $509,690 totaling $646,228. During the same period, the Company expended $524,415 in operating costs and $188,395 in expenses. The outstanding management fees and advances for costs and expenses to be reimbursed by the motel owners as of March 31, 2000 totaled $46,411.

         The Company's first quarter earnings have been substantially lower than the remaining quarters because of the seasonal nature of the lodging industry. The Company experienced first quarter losses of $66,582 in 2000 and $69,733 in 1999. Seasonal travel patterns of consumers impact the travel industry. Quarterly earnings vary drastically from high to low seasons. The Company expects the peak season for its motel properties to be July and August which usually generates revenues at 2 1/2 times the low season of December and January, while the revenues of remaining months range between the high and low.

         As of July 1, 1999, the Company began operating a motel property in Iowa under a lease agreement with option to purchase. The Company receives all the income of the property and pays to the landlord twenty percent (20%) of the total monthly income as lease payments.

         CHANGE OF FISCAL YEAR

         Effective October 1, 1998, the Company changed its fiscal year to end on December 31 from March 31 to make the financial records of the Company correspond with the motel operations of TIM.

         RESULTS OF OPERATIONS

         In September 1998, the Company entered an agreement to acquire TIM as its wholly-owned operating subsidiary to conduct the management of motels. TIM had eleven management contracts at the time of the Company's acquisition.

         TIM Oregon was the business of management of motel properties. TIM Oregon focused on obtaining general management agreements with 5% of the gross revenues management fees and earned gross revenues in 1994, 1995, 1996, 1997, and for the interim period from January 1, 1998 through September 30, 1998, in the respective amounts of $212,004, $229,091, $240,866, $316,360, and $180,539.

         The Company changed the business model used by TIM Oregon to focus on adding new properties in the Company's portfolio by acquisition of leases with option to purchase. See "Item 1. Business - Growth Strategy." The Company has added new properties to its portfolio since the acquisition of the properties that were originally managed by TIM Oregon. There are currently sixteen motel properties and one apartment complex in the portfolio. Additionally, the Company has entered into negotiations to lease (with option to purchase) four motel properties located in Lawrence, Kansas; Joplin, Missouri; Kellogg, Idaho; and Plainview, Texas. The motel in Lawrence, Kansas with 60 economy scale rooms with estimated gross revenues of $720,000 per year is already being operated by the Company since March 1, 2000 under an oral management agreement while the Company finalize the financing terms of the lease with the motel owners.

         The Company anticipates bringing into its portfolio by the end of the second quarter three more motel properties located in Joplin, Missouri
(95 rooms) with estimated gross revenues of approximately $800,000, Kellogg, Idaho (61 rooms) with estimated gross revenues $646,000, and Plainview, Texas (82 rooms), with estimated gross revenues of $936,000.

         As of June 30, 2000, there were agreements to operate eighteen properties in TIM's portfolio. See "Item 1. Business--The Company's Portfolio." The management fees collected in the last quarter of 1998 totaled $37,515, and the outstanding balance of receivables and advances to properties was $68,180. The management fees and operating revenues collected in fiscal year 1999 totaled $1,943,345 and the outstanding balance of receivables and advances for certain operating costs of the properties to be reimbursed by the motel owners was $81,378. During the six month period ended June 30, 2000, the Company received affiliated management fees in the amount of $43,508 and non-affiliated management fees in the amount of $270,626 and $16,092 is due from motel owners for costs and expenses advanced by the Company. The Company has entered into one long-term lease agreement with option to purchase effective July 1, 1999 and plans to continue to enter into such agreements with motel owners. The Company will operate the leased motels and receive the total gross revenue from the motels. A fixed annual lease payment or a percentage, approximately twenty percent (20%) of the gross revenue of the leased motel, will be payable to the motel owner as rent on a monthly basis. Management expects the gross revenue received by the Company to increase steadily as more lease agreements are obtained.

        SALARIES AND PAYROLL TAXES

        Salaries and payroll tax expenses were $47,909 for the fiscal year ended December 31, 1998, $302,929 for the fiscal year ended December 31, 1999 and $167,164 for the six month period ended June 30, 2000. The amounts for 1999 and 2000 represent a substantial increase from the fiscal year ended March 31, 1998, during which the Company was not operating and, therefore, did not pay a material amount as salaries. Growth in salaries and payroll taxes has been directly related to expansion of the Company's operating strategy. By June 30, 2000, the Company had assumed the management and operation of a total of eighteen properties. As of June 30, 2000, the Company had thirteen (13) full-time and seventeen (17) part-time employees, which included administrative, management and maintenance staff of the motel properties. The Company expects salaries and payroll expenses to grow as it continues to add the operation of more motel and lodging properties in its portfolio. The Company has no assurance that the revenue generated by the properties will be sufficient to pay for the increased expenses and salaries, which will be dependent on the number of properties managed and the financial demands of each property, and the revenue generated from the motels that may vary from season to season. See "Item 1. Business--Risk Factors, Seasonality and Quarterly Fluctuations in Operating Results."

         LIQUIDITY AND CAPITAL RESOURCES

         Since October 1998, the Company has partially financed its operations and capital expenditure requirements through income from the management of properties and partially through private offerings of common stock. During the last quarter of 1998, the Company received $37,515 as management fees and had raised $60,000 from an individual accredited investor, Richard L. Johnson, who is not an affiliate of the Company. This is a substantial increase from the fiscal year ended March 31, 1998 when no revenue was received and the Company did not attempt to raise any funds.

         The Company's directors and principal shareholders loaned money during the first the quarter of 2000 to support the operations of the Company and anticipate to do so until the properties in negotiation bring sufficient revenue for the company to meet the expenses of operation. Directors, C. Richard Kearns Terrence Trapp loaned $120,000 and $110,000 respectively, to the Company in January 2000. The Company has not been able to make the payments to the shareholders. The shareholders have waived payment until the Company becomes sufficiently profitable to make payments after all expenses have been paid.

         During 2000, the Company anticipates the monthly revenue from operations to steadily increase. The Company expects add four more properties into its portfolio by the end of the second quarter the remaining located in Lawrence, Kansas (60 rooms) with estimated gross revenues of $720,000 per year; Joplin, Missouri (95 rooms) with estimated gross revenues of approximately $800,000; Kellogg, Idaho (61 rooms) with estimated gross revenues $646,000; and Plainview, Texas (82 rooms), with estimated gross revenues of $936,000. The Company has also entered into Letters of Intent to lease nine (9) Best Inns and ten (10) Select Inns. The company has preliminary approval from the lenders of select Inns to close the lease transaction. The Company expects to close the lease transactions with Select I.A., Inc. and Best Inns in the third quarter of 2000. The principal of Best Inns, who is not an affiliate of the Company, is currently in litigation with its franchiser on an issue not related to the Company. Since March 1, 1999, the Company has been managing nine Best Inns for a management fee of five percent (5%) of the gross revenue of the property. The Company intends to continue the management of the nine Best Inns based on the oral agreement effective March 1, 1999. The Company does not plan to close the lease transaction until the litigation matter is resolved. The aggregate income of those properties exceeds the amount of estimated operating expenses anticipated by the Company at this time. The Company expects the positive cash flow to steadily increase as the total number of properties managed and leased by the Company increases. This increase may be offset by the capital expenditures related to acquiring new operations and adding new employees. The Company has a Letter of Intent to lease ten motel properties located in Minnesota, North Dakota, South Dakota and Wisconsin from Select I.A., Inc., to close in the third quarter of 2000. The lease will be a triple net lease where the Company will pay for all expenses and costs of operations and pay a fixed annual lease payment of $1,750,000, payable in equal monthly installments. The Company may also elect to exercise its option to purchase the property upon the payment of $18,000,000 to the motel owner. The consideration for the option will be the issuance of $3,500,000 of preferred stock, with no dividends, and registration rights to sell $500,000 of the convertible preferred stock at the Company's initial public offering. Concurrently, the Company has also entered into a Letter of Intent with Select I.A., Inc. to acquire thirty-five percent (35%) of its issued and outstanding stock with an option to purchase the remaining sixty-five percent (65%) upon the payment of $2,500,000, exercisable during the period beginning two years from the closing date and expiring five years after the closing date. The Company is conducting further negotiation and due diligence of the properties prior to finalizing the transactions.

         The Company has been managing nine Best Inns for a management fee of five percent (5%) of gross revenue of the property until the underlying lender for the nine properties approves the lease with option to purchase. Closing was postponed due to litigation between Best Inns Kansas and the former management company. In the event that the Company and the motel owners do not come to an agreement on all the terms of the lease agreement with option to purchase, the transaction may not close within the time frame anticipated by the Company. See "Item 1. Business--Risk Factors, Uncertain Tax Effects of Leases."

         Accounts receivable of the Company totaled $68,180 at December 31, 1998, $81,378 at December 31, 1999, and $16,092 at June 30, 2000, which is comprised of receivables of management fees and amounts due for advances to properties.

         During the fiscal year ended December 31, 1999, the Company reduced related party debt from $1,173,695 at December 31, 1998 to $1,032,695 at December 31, 1999. The principal amount of $1,032,695 remained unchanged as of June 30, 2000. Interest has been accruing on this related party debt since July 1, 1999 at the rate of eight percent (8%) per annum. The shareholders have waived payment until the Company is profitable. See "Item 7. Certain Relationships and Related Transactions--Shareholder Loans."

         The Company expects to generate sufficient management fees and operating income from properties to sustain the expenses. As the Company increases the number of properties under its operation and profit, doubt as to whether the Company will continue is expected to decrease. In the event that operating income does not meet the expenses of the Company, the Company will conduct private offerings of the Company's stock to current shareholders or new investors.

         EARNINGS (LOSS) PER SHARE

         The Company's net earnings (loss) per share for the six month period ending June 30, 2000 was ($0.01). The Company's net earnings(loss) per share for the fiscal years ended December 31, 1999 and December 31, 1998, were ($0.05) and $0.08, respectively. It should be noted that these figures were impacted by the issuance of additional shares in connection with the Company's acquisition of TIM effective October 12, 1998, resulting in more outstanding shares at the end of fiscal year ending December 31, 1998, and by the gain in the amount of $568,957 recorded fiscal year end December 31, 1998, from the discontinued operations when Country Maid Farms was sold.

         The Company's predecessor TIM Oregon's net loss per share for the nine-month period ended September 30, 1998 was ($10.34) and its net loss per share for fiscal year ended December 31, 1997 was ($3.98).

         RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

         In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" which establishes standards for the reporting and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general purpose financial statements ("SFAS No. 130"). SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. The Company believes the adoption of SFAS No. 130 will have no significant impact on the Company's consolidated financial statements.

         In June 1997, the Financial Accounting Standards Board also issued Statement of Financial Accounting Standards No. 131, "Disclosure About Segments of an Enterprise and Related Information" (SFAS No. 131) which establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to stockholders. It also establishes the related disclosures about products and services, geographic areas and major customers. Provisions of SFAS No. 131 are effective for fiscal years beginning after December 15, 1997. The Company believes that adoption of SFAS No. 131 will have no significant impact on the Company's consolidated financial statements.

                                     ITEM 3

                                   PROPERTIES
         The Company, by and through its subsidiary, TIM, leases approximately 5,020 square feet for its executive offices located at 2500 South Main Street, Lebanon, Oregon under a ten-year operating lease that commenced December 1999 and expires December 2009. TIM is required to notify the landlord in the event of a change in the majority ownership of TIM. Written consent for the continuation of the lease is required if majority ownership of TIM changes. The Company pays rent in the amount of $3,125 each month.

         The Company manages and operates a total of eighteen properties. The Company is in negotiations to obtain the Best Inns motels under an agreement where the Company will operate the motels and receive the monthly gross revenue of each property and pay to Best Inns, Inc. a fixed monthly payment. Additionally, the agreement includes an option for the Company to purchase the properties. The Company manages the remaining properties for a fixed percentage of the gross revenue of each. See "Item 1. Business--Growth Strategy, Long-Term Lease Agreements with Purchase Options and --The Company's Portfolio, Management Agreements."

                                                   NUMBER OF                  DATE                 TERMINATION
PROPERTY                                             ROOMS                 CONSTRUCTED                 DATE
--------                                           ---------               -----------            ---------------
Under Lease Agreement with Option to Purchase

Southfork Motel                                        22                     1982                June 30, 2004
Junction 2 & 63 South
P.O. Box 195
Bloomfield, IA  52537

Select Inn                                             91                     1980                June 19, 2001
100 Bulldog Blvd.
Borger, TX  79007

Nendels Inn                                           106                     1979                 May 26, 2004
2811 West 2nd Ave.
Kennewick, WA  99336

Select Inns                                            37                     1995                   May 2002
Rt. 1 Box 60
Tulia, TX  79088

Best Western Hallmark Inn                              60                     1978                   May 2005
730 Iowa Street
Lawrence, KS 66044

Under Management Agreement / No Lease (5% fee)

                                                   NUMBER OF                  DATE                 TERMINATION
PROPERTY                                             ROOMS                 CONSTRUCTED                 DATE
--------                                           ---------               -----------            ---------------
Colonial Motor Inn                                     53                     1972                 May 26, 2004
1405 North 1st St.
Yakima, WA  98901

Willow Springs                                         44                     1982                 May 26, 2004
5 "B" Street
Cheney, WA  99004

Nendels Inn & Suites                                   60                     1972                April 28, 2001
2523 E. Wyatt Earp Blvd.
Dodge City, KS  67801

Summer Hill Apartments                            28 (Units)                  1977                 May 26, 2004
1110 W. Fm 468
Cotulla, TX  78014
(Apartment Complex)

Under Management Agreement Terms (5% fee) / Lease Agreement with Option to Purchase in Negotiation

Best Inns                                              83                     1984                     (1)
1209 North Keller Dr.
Effingham, IL  62401

Best Inns                                             116                     1988                     (1)
1255 Franklin Rd.
Marietta, GA  30067

Best Inns                                             153                     1982                     (1)
222 S. 44th St.
Mt. Vernon, IL  62864

Best Inns                                              89                     1986                     (1)
31 N. Green Bay Rd.
Waukegan, IL  60085

Best Inns                                              91                     1986                     (1)
1529 West Walnut Ave.
Dalton, GA  30720

Best Inns                                             110                     1984                     (1)
8220 Dix Ellis Trail
Jacksonville, FL  32256

                                                   NUMBER OF                  DATE                 TERMINATION
PROPERTY                                             ROOMS                 CONSTRUCTED                 DATE
--------                                           ---------               -----------            ---------------
Best Inns                                             104                     1981                     (1)
2700 W. DeYoung
Marion, IL  62959

Best Inns                                              75                     1985                     (1)
2738 Graves Rd.
Tallahassee, FL  32303

Best Inns                                             107                     1979                     (1)
1905 W. Market St.
Bloomington, IL  61701

(1) See "Item 2. Financial Information--Management's Discussion and Analysis, Liquidity and Capital Resources."

The terms of the agreements do not restrict the motel owners from selling the motels, nor do they require the continuance of the management agreement subsequent to the sale as long as the notice periods are satisfied in accordance with the terms of the agreement. As a result, the Company is subject to the risk that a substantial number of the motels can be sold by the motel owners within a short time frame which would result in the lose of a significant amount of revenue. The Company is not subjected to these risks for those properties that are leased and operated by the Company as a Tenant

                                     ITEM 4

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
         The following table sets forth certain information as of June 30, 2000 regarding the beneficial ownership of the Company's common stock by (a) each person known by the Company to be a beneficial owner of more than five percent (5%) of the outstanding common stock of the Company, (b) each director of the Company, (c) each executive officer of the Company, and (d) all directors and executive officers of the Company as a group.

    (1)                               (2)                          (3)                      (4)
   Title                       Name and Address                   Shares                Percentage
  of Class                    of Beneficial Owner          Beneficially Owned(1)        of Class(2)
------------                ------------------------       ---------------------        -----------
Common Stock                C. Richard Kearns(3)                  2,192,751(4)             28.45
                            2500 South Main Street
                            Lebanon, OR 97355

Common Stock                John C. Moneymaker                      323,595                 4.20
                            1930 E. Meadowmere
                            Springfield, MO  65807

Common Stock                Terrence J. Trapp                       550,000                 7.14
                            274 Snyder Mtn. Rd.
                            Evergreen, CO  80439

    (1)                               (2)                          (3)                      (4)
   Title                       Name and Address                   Shares                Percentage
  of Class                    of Beneficial Owner          Beneficially Owned(1)        of Class(2)
------------                ------------------------       ---------------------        -----------
Common Stock                Ellis Stutzman                          220,000                 2.85
                            2500 South Main Street
                            Lebanon, OR 97355

Common Stock                Mark D. Owen                            220,000                 2.85
                            2500 South Main Street
                            Lebanon, OR 97355

Common Stock                Thomas J. Krueger                       990,000(5)             12.85
                            522 Diving Hawk Trail
                            Madison, WI  53713

Common Stock                All Officers and Directors            3,506,346                45.50
                            as a Group (5 persons)

(1) Pursuant to applicable rules of the Securities and Exchange Commission, "beneficial ownership" as used in this table means the sole or shared power to vote shares (voting power) or the sole or shared power to dispose of shares (investment power). Unless otherwise indicated the named individual has sole voting and investment power with respect to the shares shown as beneficially owned. In addition, a person is deemed the beneficial owner of those securities not outstanding which are subject to options, warrants, rights or conversion privileges if that person has the right to acquire beneficial ownership within sixty days after June 30, 2000.

(2) Percentage of beneficial ownership is based upon 7,706,896 shares of common stock outstanding as of June 30, 2000. For each individual, this percentage includes common stock of which the individual has the right to acquire beneficial ownership either currently or within sixty days of June 30, 2000, including, but not limited to, upon the exercise of an option; however, the common stock is not deemed outstanding for the purpose of computing the percentage owned by any other individual.

(3) The Company entered into a Stock Redemption Agreement, effective May 1, 1999, with Mr. Kearns to redeem up to 2,500,000 shares of the common stock of the Company from Mr. Kearns, of which, 2,000,000 have been redeemed from Mr. Kearns as of June 30, 2000 and 1,769,968 have been issued.
      The remaining 230,032 shares are being held by the transfer agent to be issued as the offering continues. See "Item 7. Certain Relationships and Related Transactions--Stock Redemption Agreement."

(4) Shares beneficially owned by Mr. Kearns include 110,000 shares held by Northwestern Capital, LLC, a Washington limited liability company, of which Mr. Kearns is the sole shareholder.

(5) Shares beneficially owned by Mr. Krueger include 935,000 shares held by Cascade Pacific Equity Corp., of which Mr. Krueger is the sole shareholder.

                                     ITEM 5

                        DIRECTORS AND EXECUTIVE OFFICERS

         Management of the Company is vested in its Board of Directors and executive officers. The shareholders elect the directors. The officers of the Company hold office at the discretion of the Board of Directors. There are currently three directors who were elected for a three-year term at the Company's annual meeting of shareholders held on April 30, 1999.

         The directors and executive officers of the Company and their respective ages as of June 30, 2000 are as follows:

                                          POSITIONS AND OFFICES
NAME                           AGE        HELD WITH THE COMPANY
----                           ---        ---------------------
C. Richard Kearns              53         Chief Executive Officer, Director, Chairman of the Board
John C. Moneymaker             52         Director
Terrence J. Trapp              52         Director
Ellis J. Stutzman              45         President
Mark D. Owen                   37         Secretary/Treasurer, Director of Operations

BUSINESS EXPERIENCE OF DIRECTORS AND EXECUTIVE OFFICERS

         Following is a discussion of the business background of each director and executive officer. C. Richard Kearns, Ellis J. Stutzman and Mark D. Owen are full-time employees of the Company. Directors Terrence J. Trapp and John C. Moneymaker devote only such time as may be necessary for the Company's business and affairs:

         C. Richard Kearns. Mr. Kearns has served as a director of the Company since 1992 and as Chief Executive Officer and Chairman of the Board since October 1, 1998. He has also served as a director and as Chief Executive Officer of TIM since August 12, 1998. Mr. Kearns has over twenty years of experience as a motel owner and operator, and has participated in the management of over 35 motel properties. Between May 1988 and August 1997, Mr. Kearns was Chairman of the Board and Chief Executive Officer of Nendels Corporation, a motel franchise company, which in 1994, became Skylink Telecommunications Corporation, a telecommunications company.

         John C. Moneymaker. Mr. Moneymaker has been a director of the Company since 1992 and served as President of the Company from March 1994 to September 1998, during which time he directed the operation of the egg business of Country Maid Farms. Mr. Moneymaker has also served as a director and as Chief Executive Officer of TIM since August 12, 1998. He has over ten years of experience in the motel business as an owner. In addition, Mr. Moneymaker also has been in the egg business since 1973. Between 1976 and 1989, Mr. Moneymaker owned and operated Moneymaker Feed in Missouri, which was in the business of egg production and animal feed production. Mr. Moneymaker is the co-owner of a motel in Texas. He is currently also a licensed real estate agent and specializes in motel sales and acquisitions.

         Terrence J. Trapp. Mr. Trapp has served as a director of the Company since October 1, 1998. Since November 1999, Mr. Trapp has served concurrently on the Board of Directors of IWBC.NET Corporation, an Internet service wholesale telecommunications and distribution company. Since December 1999, Mr. Trapp has also served as President of Network Services for Internet Direct International, Inc. ("IDI"), whose business focuses on sales of international long distance services. Mr. Trapp's responsibilities involve sales and marketing for IDI. He has also served as a director of TIM since August 12, 1998. He has over seventeen years of experience in the hospitality industry and twenty-five years of experience in the telecommunications industry. He began his career at AT&T as a manager for approximately eight years. Thereafter, he worked as an executive with numerous telecommunications and hospitality communications companies, including serving as Vice President of Marketing with International Telephone & Telegraph Corp. for four years, where he was instrumental in developing and marketing programs designed for specific needs within the hospitality industry. From 1994 to 1996, Mr. Trapp was President of Northwest Hospitality Management in Portland, Oregon, a hospitality telecommunications company, where he focused on direct sales and company strategy. Between May

1994 and the present, he has served as President of U.S. Communications Unlimited, Inc., a telecommunications company. Since 1992, Mr. Trapp has owned and operated Synergy Network Communications, Inc., a telecommunications company. From February 1996 to November 1997, Mr. Trapp served as Vice-Chairman for Skylink Telecommunications Corporation, where his responsibilities included overseeing the sales and operations of its wholly-owned subsidiaries, "Comtel" and "Skylink America, Inc." Mr. Trapp has also worked with the communications divisions of McDonnell Douglas and Computer Sciences Corporation.

         Ellis J. Stutzman. Mr. Stutzman has served as President of the Company and TIM since October 1, 1998. He provides daily management and analysis for all properties and supervises management and accounting staff in the corporate office. Mr. Stutzman has over fifteen years of experience in hospitality management and is a licensed real estate agent in the State of Oregon. Between 1973 and 1983, Mr. Stutzman was a real estate agent for Dan Stutzman Real Estate where he gained experience in real estate development, appraisal, office management, and income generation for both commercial and residential properties. He also served on the Executive Board of the Linn-Benton Title Company. Between 1983 and the present, Mr. Stutzman was a partner of Territorial Inns, an Oregon partnership, which has owned, operated, and managed numerous motels. His duties have included on-site selection, construction, financing, valuation, accounting, property rehabilitation, personnel, and the acquisition and sale of motels. Since 1994, Mr. Stutzman has focused in the area of motel purchasing and financing. He currently has ownership interests in several motel properties.

Mark D. Owen. Mr. Owen has served as Secretary/Treasurer of the Company and TIM since October 1, 1998. He has approximately fourteen years of experience in the management of motel properties. In 1985 and 1986, Mr. Owen was the assistant general manager for Best Western Kings Way Inn in Portland, Oregon. At Best Western, Mr. Owen participated in all facets of the motel and restaurant operation including front desk, night audits, housekeeping, maintenance, and banquet functions, and group tours. From 1986 to the present, Mr. Owen has been employed by various management entities and responsible for the supervision of up to thirty independent and franchised motel operations, offering full and limited service accommodations, where his duties have included recruiting staff; hiring and training managers; developing and implementing motel policies and procedures; sales and marketing; purchasing; property renovations and reconditioning; cost control; quality assurance; purchasing property; liability and worker's compensation insurance coverage; development of operational budgets; monitoring and analyzing property financial statements; compliance assurance with governmental regulations including Occupational Safety and Health Act and Americans with Disabilities Act and assisting with the sales, acquisitions, and financing of properties. Since 1995, Mr. Owen is also the owner of two motels in Texas and Kansas, and since 1990 has also owned and managed a storage unit complex.

SIGNIFICANT EMPLOYEES AND CONSULTANTS

         Other than the directors and executive officers listed above, the Company does not have significant employees or consultants as defined in Item 401(c) of Regulation S-K.

DIRECTOR COMPENSATION

         Except for reimbursement of expenses, payment of health insurance and applicable taxes for the insurance payments, directors of the Company generally do not receive material compensation for services rendered as a director. The Company does not compensate its directors for committee participation or for performing special assignments for the Board of Directors.

                                     ITEM 6

                             EXECUTIVE COMPENSATION

         The following table sets forth information with regard to all compensation paid to C. Richard Kearns, the Company's Chief Executive Officer, for services rendered the Company during the fiscal years ended December 31, 1999 and December 31, 1998. The Company made no compensation to the executive officers during the fiscal years ending March 31, 1998, nor did any of the executive officers receive total annual salary, bonus and other compensation in excess of $100,000 during any of the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM COMPENSATION
                                                                                       ---------------------------
                                                                                                      SECURITIES
                                     FISCAL               ANNUAL COMPENSATION                         UNDERLYING
     NAME AND                         YEAR              ----------------------         STOCK           OPTIONS/
PRINCIPAL POSITION                   ENDING             SALARY         OTHER           AWARDS          WARRANTS
-----------------------           ------------          ------       ---------         ------         ------------
C. Richard Kearns(1)              Dec. 31, 1998         $0.00        $1,814.17          -(2)
Chief Executive Officer
                                  Dec. 31, 1999                      $7,256.65

----------

(1) Mr. Kearns became the Company's Chief Executive Officer as of October 1, 1998. The amount paid to Mr. Kearns is for the payment of health insurance and applicable payroll taxes.

(2) There were no shares or options awarded as compensation to the Named Officers during the last three fiscal years.

OPTION GRANTS

         No stock options were granted to any officer of the Company during the last three fiscal years.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

         There are no outstanding options, warrants, or stock appreciation rights as of the end of the last three fiscal years.

                                     ITEM 7

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company has previously entered into certain transactions with various parties, which had, at the time of the transaction, material direct or indirect relationships with the Company, its officers, directors, or principal shareholders, their respective affiliates, or other persons associated with the foregoing, as set forth below.

SALE OF COUNTRY MAID FARMS, INC.

         Between 1994 and 1997, the Company, through its wholly-owned subsidiary Country Maid Farms, was engaged in the production of poultry eggs for the domestic wholesale egg market, and for the manufacture of mayonnaise and other egg products. The Company had acquired Country Maid Farms effective July 1, 1992 from John C. Moneymaker, C. Richard Kearns and a third party in a Stock Purchase Agreement. Pursuant to the agreement, the Company issued 280,360 (giving effect to the 100:1 reverse stock split effective October 9, 1998) shares and options with contingencies that were never met to the individual shareholders of Country Maid Farms.

         Country Maid Farms had suffered losses for the fiscal years of 1996, 1997 and 1998. Although the Company had suffered losses prior to 1996 due to the general downturn of the egg industry, the Company's wholesale egg business began to fail mainly due to the damage to one farm in Puxico, Missouri from an ice storm and a subsequent snowstorm that forced the farm to cease operation completely. Country Maid Farms had two other operating farms in Redfield, South Dakota, of which one was a "pullet farm" (where chicks are raised from birth until they begin producing eggs) and the other was a "layer farm" (where egg-laying chickens are placed for the life of their egg production cycle). Dakota Best, Inc. ("Dakota Best") was the original seller of the two farms operated by Country Maid Farms, Inc. In 1997, after Country Maid Farms had ceased its operation of the pullet farm, Country Maid Farms leased this farm to Dakota Best, who made certain improvements to the property. Dakota Best claims that the improvements made to the property were worth approximately $40,000 and demanded that Country Maid pay this amount to Dakota Best. The fair market value of the farm at that time was $5,000 to $10,000, which is calculated based on the value of the land minus the cost of removal of the barns and chicken houses to make the land ready to be used for other means. To the best of the officers' knowledge, there was no market at the time for chicken farms in that area. The Company had received a letter from an attorney representing Dakota Best regarding the intent the file a claim. It was determined to be in the Company's best interest to deed the farm to Dakota Best, Inc. and avoid any potential litigation fees and expenses, which likely would exceed the fair market value of the farm.

         During the 1996 fiscal year, Country Maid Farms began marketing its eggs to a breaker plant (where eggs are broken to extract the contents for processing) operated by another wholly-owned subsidiary of the Company, Country Maid Egg Products, Inc., a Nevada corporation. At the breaker plant, the eggs were broken and processed into basic ingredients to be sold to food production companies to produce mayonnaise and other products that used eggs. However, on December 27, 1996, the owner of the breaker plant leased by an unrelated third party was forced into a bankruptcy. The Company attempted to purchase the plant from the bankruptcy trustee to continue its egg processing business, which was the main source of revenue for Country Maid Farms at that time. The District Court ruled in favor of another purchaser and the Company, which had few alternatives at the time, ceased the egg processing business.

         As of July 31, 1998, Country Maid Farms had outstanding liabilities in the estimated amount of $257,720. The assets of Country Maid Farms on October 6, 1998 consisted of the "layer farm" in Redfield, South Dakota, valued in September 1998 at approximately $10,000, with a mortgage of approximately $13,928.87, and the damaged farm and real estate in Puxico, Missouri which was estimated to be worth approximately $60,000.

         On October 6, 1998, the Company entered into a Stock Purchase Agreement with its Chief Executive Officer and Director, C. Richard Kearns, and Director, John C. Moneymaker, wherein Mr. Kearns and Mr. Moneymaker purchased all of the issued and outstanding stock of Country Maid Farms. The consideration for the sale was an agreement by Mr. Kearns and Mr. Moneymaker to assume the liabilities of Country Maid Farms and to indemnify the Company from any debts of Country Maid Farms that were guaranteed by the Company, other than any liability for violations of environmental law.

         The Board of Directors did not obtain a fairness opinion for the sale of Country Maid Farms to the Company's two principal shareholders. The assets of Country Maid Farms consisted of a real estate property that may increase in value in time. Other than the assumption of the outstanding liabilities of the Country Maid Farms in the estimated amount of $271,648.80, the Company received no other cash consideration.

ACQUISITION OF TERRITORIAL INNS MANAGEMENT, INC.

         In September 1998, after its decision to cease the egg business and sell Country Maid Farms, the Board of Directors and the officers of the Company developed an operating plan to improve its results of operations by entering into the hospitality industry. During the second quarter of 1998, the Company through a Stock Purchase Agreement effective October 12, 1998 ("Stock Purchase Agreement") acquired TIM.

         The Directors of the Company determined that the acquisition of TIM provided the means for the Company to obtain significant assets. The assets of TIM consisted of eleven motel management agreements. TIM purchased these management agreements in a transaction effective September 28, 1998 from an Oregon corporation of which the Company's Chief Executive Officer, C. Richard Kearns, was the sole shareholder.

         In exchange for the shares of TIM, the Company issued a total of 6,250,000 shares of its common stock to the shareholders of TIM, some of whom are directors and executive officers of the Company, and other related parties, including C. Richard Kearns (3,600,000 shares), John C. Moneymaker (200,000 shares), Terrence J. Trapp (500,000 shares), Ellis J. Stutzman (200,000 shares), Mark D. Owen (200,000 shares), Northwestern Capital, LLC, a limited liability company solely owned by Mr. Kearns (100,000 shares), Thomas J. Krueger (50,000 shares), and Cascade Pacific Equity Corp., of which Mr. Krueger is the sole shareholder (850,000 shares).

         The Company's Chief Executive Officer and Chairman of the Board, Mr. Kearns, was a principal shareholder owning approximately 57.6% of TIM. As of September 30, 1998, before the acquisition of TIM, Mr. Kearns beneficially owned a total of 104,600 shares of the 485,217 shares of the total issued and outstanding common stock of the Company, which constituted approximately 21.56%. These figures have been adjusted to give effect to the 100:1 reverse stock split effective October 9, 1998. See "Item 11. Description of Registrant's Securities to Be Registered--Common Stock, Reverse Stock Split." After the acquisition, Mr. Kearns beneficially owned 3,811,460 shares of the 6,850,825 shares of the issued and outstanding common stock of the Company, which constituted approximately 55.64%, as of January 1, 1999. The transaction substantially increased Mr. Kearns' percentage of ownership and control of the Company. Based on the existing and potential revenue of the management agreements of TIM, the substantial losses and debts of the Company, and the benefits of the acquisition including providing a means to enter into the lodging industry, the Board of Directors determined that the transaction was fair and unanimously adopted and ratified the Stock Purchase Agreement on September 28, 1998.

         The Board of Directors did not obtain a fairness opinion. The shareholders of the Company ratified the transaction at a duly noticed meeting of shareholders on April 30, 1999. The transaction substantially diluted the interests of the shareholders of record prior to the acquisition. There was no independent review as to whether the value of the assets of TIM was reasonably worth 6,250,000 shares of common stock of the Company.

STOCK REDEMPTION AGREEMENT

         As of April 30, 1999, Mr. Kearns, Chief Executive Officer and Chairman of the Board of the Company, beneficially owned approximately 4,192,751 shares of common stock of the Company, which constituted 52.83% of the Company.

         With the approval of the Board of Directors and the shareholders, the Company entered into a Stock Redemption Agreement with Mr. Kearns, effective May 1, 1999. The Company agreed to conduct an offering of up to 2,500,000 shares of its common stock to certain creditors of Mr. Kearns who are public and private lenders who are not in any way affiliated with the Company. The consideration to the Company for the shares sold under this offering was redemption of common stock owned by Mr. Kearns equal to the number of shares sold. The Company did not receive any cash consideration. The Stock Redemption Agreement provided additional consideration to the Company, in exchange for the Company's agreement to pay the costs of the offering, in the form of the redemption of an additional 10,000 shares of common stock from Mr. Kearns. The Company issued
1,769,968 shares, which reduced
the number of shares beneficially held by Mr. Kearns to 2,192,751 constituting approximately 28% of the issued and outstanding shares of the Company's common stock.

         As a result of the Stock Redemption Agreement, the number of outstanding shares did not change and therefore the current shareholders did not suffer an immediate dilution. The creditors who received shares from this offering may be able to sell their stock under Rule 144, subject to its requirements, one year after the date of issuance. If Mr. Kearns, as an affiliate of the company, held the shares, the holding period for the purposes of Rule 144 is two years from the date of issuance. Mr. Kearns' interest in releasing his obligations to the creditors may conflict with the interest of the Company and the shareholders in having less unrestricted stock outstanding as long as possible as the price of the stock increases.

PRINCIPALS' OWNERSHIP INTEREST IN CERTAIN MOTELS

         The Chief Executive Officer and Chairman of the Board, C. Richard Kearns, is a partner in the ownership of five motels managed by the Company, one of which is Willow Springs in Cheney, Washington.

         Mr. Kearns is a partner of Territorial Inns, an Oregon partnership, which is the managing member of Lodging Hospitality Associates LLC ("LHA LLC") and claims title ownership of Colonial Motor Inn, Yakima, Washington and Nendels Inn, Kennewick, Washington. LHA LLC is the tenant of Select Inn, Tulia, Texas, also managed by the Company. LHA LLC ia also a tenant of Select Inn, Borger, Texas that is co-owned by John C. Moneymaker, a director of the Company.

         The ownership interests of the officers and directors of the Company may affect the decisions of the Company to pursue management fees from them. Furthermore, the officers and directors may be in a position where their ownership interests of the motels will conflict with the interests of the Company in the event that they receive an offer to sell their properties. The owners' interest in making a profit from the sale will directly affect the Company's portfolio and profitability.

REAL ESTATE BROKER COMMISSION

The Company retained Southeast International Hotel Brokers Company ("Southeast"), a motel brokerage company, to assist the Company in the search and negotiation of potential motel properties to be leased by the Company. Director John C. Moneymaker is an agent of Southeast and may receive a portion of the commission paid to Southeast as compensation for his services as a real estate agent. There is no written agreement between Southeast and the Company and the relationship is non-exclusive. The amount of the commission earned by Southeast may range from two to ten percent (2% - 10%) of the amount of the purchase option price of the motel to be paid at the closing of the transaction. Mr. Moneymaker may receive an amount that equals twenty to fifty percent (20% - 50%) of the total commission paid to Southeast. Mr. Moneymaker is neither an owner nor a director of Southeast. Mr. Moneymaker has agreed to inform any motel owner who may enter into negotiation with the Company of his directorship with the Company. Mr. Moneymaker is receiving a commission for the consummation of the lease agreement with option to purchase the Southfork Motel equal to three percent (3%) of the option purchase price of $650,000, payable monthly for a period of thirty-six months. As of June 30, 2000, Mr. Moneymaker had received a total of $4,000 in commission payments with regard to the Southfork Motel.

         A conflict of interest will arise between Mr. Moneymaker's interest in closing certain lease transactions to receive a commission and his duty as the Company's director in determining whether the transaction will be in the best interest of the Company. Furthermore, since Mr. Moneymaker's fee is determined by the amount of the purchase option price of the motel, an agreement for a higher option price will directly benefit Mr. Moneymaker personally.

SHAREHOLDER LOANS

         C. Richard Kearns and John C. Moneymaker have been personally advancing money to the Company, since prior to 1995, to continue its operation despite the losses suffered by its former operating subsidiary Country Maid Farms. As of June 30, 2000, the total principal amount due to Mr. Kearns and Mr. Moneymaker was $1,032,695. One payment of $120,000 was made toward the balance of the loan in March 1999 to Mr. Kearns. Mr. Terrence Trapp, a director of the Company, loaned $110,000 to the Company in January 2000.

         The Board of Directors has approved a repayment of the shareholder loans out of the net operating income of the Company to begin after all operating expenses are paid. Interest began accruing at 8% per annum on July 1, 1999. The Company has not been able to make the payments to the shareholders. The shareholders have waived payment until the Company becomes sufficiently profitable to make the payments after all expenses have been paid.

LIMITED COMPANY POLICY ON CONFLICTS OF INTEREST

         The Company may be subject to various conflicts of interest arising out of the relationship of the Company, its Board of Directors, affiliates and the common shareholders. If conflicts do arise, they will not be resolved through arms length negotiations but through the exercise of management's judgment consistent with its fiduciary responsibility to the shareholders and the Company's objectives and policies. The Company desires the directors to minimize and resolve conflicts by putting their fiduciary responsibility to the shareholders ahead of personal interests. Certain directors of the Company will only devote so much of their time to the business of the Company as in their judgment is reasonably required and must decide how to allocate their time and services among the Company and other entities with which they are involved.

         The Company intends that all future transactions, including loans, between the Company and its officers, directors, principal shareholders, and their affiliates will be approved by a majority of directors not involved in the transaction (the "Independent Directors"), if any, based upon such Directors' determination that the terms of the transaction are no less favorable to the Company than could be obtained from unaffiliated third parties. The Directors may also seek the approval of the shareholders of the Company to ratify any transaction that may involve a conflict of interest.

                                     ITEM 8

                                LEGAL PROCEEDINGS

         To the best of the Company's knowledge, there are no material legal actions pending against the Company.

                                     ITEM 9

                      MARKET PRICE OF AND DIVIDENDS ON THE
           REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
         Prior to being delisted in October 1999, the Company's common stock traded on the OTC Bulletin Board under the symbol "CMFI." The following table sets forth the range of high and low bid prices for the Company's common stock on a quarterly basis for the three most recent fiscal years as reported by the OTC Bulletin Board Research Service (which reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions), unless otherwise stated. The foregoing and following information should not be taken as an indication of the existence of an established public trading market for the Company's common stock.

                     QUARTERLY COMMON STOCK PRICE RANGES(1)

                                                                 High                  Low
                                                                 ----                  ---
Period:  Fiscal Year ending March 31, 1998

First Quarter ending          June 30, 1997                     10.00                 6.00
Second Quarter ending Third   September 30, 1997                 7.50                 3.00
Quarter ending                December 31, 1997                  4.25                 1.50
Fourth Quarter ending         March 31, 1998                     6.75                 2.25

Period:  Fiscal Year ending December 31, 1998

Second Quarter ending Third   June 30, 1998                      3.00                 2.50
Quarter ending                September 30, 1998                 7.00                 2.25
Fourth Quarter ending         December 31, 1998           4.3125/7.00(2)         2.00/1.50(2)

Period:  Fiscal Year ending December 31, 1999

First Quarter ending          March 31, 1999                     4.625                1.625
Second Quarter ending Third   June 30, 1999                      4.0                  2.375
Quarter ending                September 30, 1999                 3.125                1.9375
Fourth Quarter ending         December 31, 1999(3)               2.25                  .25

Period:  Fiscal Year ending December 31, 2000

First Quarter ending          March 31, 2000(3)                   .75                  .25
Second Quarter ending         June 30, 2000(3)                   1.50                  .25



(1) On October 9, 1998, the Company effectuated a reverse stock split in the ratio of 100:1 for all of the outstanding and issued common stock. The information provided in this table gives effect to the reverse stock split.

(2) The Company disagrees with the bids provided by the OTC Bulletin Board Research Service for the fourth quarter of 1998. As recorded by the Company, the high bid was 7.00 and the low bid was 1.50.

(3) Fourth quarter 1999 and first and second quarter 2000 figures were provided by the Company based on The National Quotation Bureau, LLC "Pink Sheets".

         The number of holders of record of the Company's common stock as of June 30, 2000 was 275 shareholders inclusive of those brokerage firms and/or clearinghouses holding the Company's common shares for their clientele (with each such brokerage house and/or clearing house being considered as one holder). The aggregate number of shares of common stock outstanding as of June 30, 2000 was 7,706,896 shares.

DIVIDENDS POLICY

         The Board of Directors does not contemplate or anticipate paying any cash dividends upon its common stock in the foreseeable future based on the Company's present financial status and its contemplated financial requirements.

         The Company declared a stock dividend effective April 7, 1999 awarding one share of common stock for every ten shares of common stock owned to all of its shareholders of record as of April 7, 1999.

SHARES ELIGIBLE FOR FUTURE SALE

         In general, Rule 144 under the Securities Act of 1933, as amended ("Rule 144") provides that securities may be sold without registration if there is current public information available regarding the Company and the securities have been held at least one year. Rule 144 also includes restrictions on the amount of securities sold and the manner of sale, and requires notice to be filed with the SEC. Under Rule 144, a minimum of one year must elapse between the later of the date of the acquisition of the securities from the issuer or from an affiliate of the issuer, and any resale under the Rule. If a one-year period has elapsed since the date the securities were acquired, the amount of restricted securities that may be sold for the account of any person within any three-month period, including a person who is an affiliate of the issuer, may not exceed the greater of one percent (1%) of the then outstanding shares of common stock of the issuer or the average weekly trading volume in the over-the-counter ("OTC") market during the four calendar weeks preceding the date on which notice of sale is filed with the SEC. If a two-year period has elapsed since the date the securities were acquired from the issuer or from an affiliate of the issuer, a seller who is not an affiliate of the issuer at any time during the three months preceding a sale is entitled to sell the shares without regard to volume limitations, manner of sale provisions or notice requirements.

         SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE MARKET

         As of June 30, 2000, 7,338,818 of the 7,706,896 outstanding shares of common stock held by existing shareholders were issued and sold by the Company in private transactions in reliance on exemptions from the registration provisions of the Securities Act of 1933, as amended, and are restricted securities within the meaning of Rule 144. Of the outstanding shares, including shares held by affiliates, 4,336,928 were issued on or before June 30, 1999 and may be currently eligible for resale in the open market, if any, in compliance with Rule 144. The sale in the public market of these shares of restricted common stock under Rule 144 may depress prevailing market prices of the common stock.

         OUTSTANDING OPTIONS AND WARRANTS

         As of June 30, 2000, there were no outstanding stock options or warrants for the Company's securities.

         NO ASSURANCE OF ESTABLISHED PUBLIC TRADING MARKET

         Upon the effectiveness of this Registration Statement, the Company will be trading common stock on the OTC Bulletin Board. There can be no assurance that a regular trading market for the securities will be sustained. The OTC Bulletin Board is an unorganized, inter-dealer, over-the-counter market that provides significantly less liquidity than The NASDAQ Stock Market. Quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers, as are those for The NASDAQ Stock Market. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price. The NASD has adopted certain regulatory changes that affect both issuers and market makers. The effect on the OTC Bulletin Board cannot be determined at this time. The Company's securities are not included on the OTC Bulletin Board and do not qualify for NASDAQ until the Company is in compliance with Rule 6530 and other listing requirements. Quotes for the Company's securities may be included in the "pink sheets" for the over-the-counter market.

         NEW OTC BULLETIN BOARD ELIGIBILITY STANDARDS

         In 1998, the NASD amended Rule 6530, relating to the eligibility standards of OTC Bulletin Board companies, to require that a member's eligibility for quotation in its service include the registration of its securities pursuant to Section 12 of the Securities Exchange Act of 1934 ("Exchange Act") and thereafter compliance with the reporting requirements of the Exchange Act.

         Upon the effectiveness of this Registration Statement, the Company will be required to be current in the filing of periodic reports pursuant to Section 15(d) of the Exchange Act. There is also no assurance that the Company will be listed by the NASD or the OTC Bulletin Board or thereafter delisted for failure to timely file any periodic report. The Company's failure to be effectively registered or timely file the required periodic reports may negatively affect the ability of the Company's shareholders to trade stock on the OTC Bulletin Board and the value of the Company's stock.

         PRICE VOLATILITY

         The market price of the common stock could be subject to significant fluctuations in response to variations in quarterly operating results and other factors. In addition, the securities markets have experienced significant price and volume fluctuations from time to time in recent years that often have been unrelated or disproportionate to the operating performance of particular companies. These broad fluctuations may adversely affect the market price of the common stock of the Company.

         "PENNY STOCK" REGULATIONS MAY IMPOSE CERTAIN RESTRICTIONS ON MARKETABILITY OF SECURITIES.

         The Securities and Exchange Commission (the "SEC") has adopted regulations which generally define "penny stock" to be any equity security that is not traded on a national securities exchange or NASDAQ and that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If the Company's securities are trading at less than $5.00 per share on the OTC Bulletin Board, the Company's securities will be subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors. Accredited investors generally have assets in excess of $1,000,000 or an individual annual income exceeding $200,000 or, together with the investor's spouse, a joint income of $300,000. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require, among other things, the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market and the risks associated therewith. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative and current quotations for the securities. If the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the penny stock rules may restrict the ability of broker-dealers to sell the Company's securities and may affect the ability of shareholders of the Company to sell their securities in the secondary market.

                                     ITEM 10

                     RECENT SALES OF UNREGISTERED SECURITIES

         The following unregistered securities of the Company have been issued in the period from June 30, 1997 through June 30, 2000:

            (a)                           (b)                          (c)                       (d)
    Date, Amount, Title         Purchasers/Target Class           Consideration               Exemption
    -------------------         -----------------------           -------------               ---------
     December 18, 1998              Shareholders of              Stock-for-stock           Section 4(2) of
     6,250,000 Common               Territorial Inns                exchange            Securities Act of 1933
                                  Management, Inc.(1)             (Acquisition                   and
                                                                     of TIM)                   Rule 506

     February 19, 1999            One accredited non-                $60,000                   Rule 506
       40,000 Common                affiliate person            ($1.50 per share)

     February 4, 1999              One non-affiliate               Shareholder             Section 4(2) of
       75,000 Common                  corporation              relations services       Securities Act of 1933

            (a)                           (b)                          (c)                       (d)
    Date, Amount, Title         Purchasers/Target Class           Consideration               Exemption
    -------------------         -----------------------           -------------               ---------
      March 22, 1999          One accredited non-affiliate           $50,000                   Rule 506
      40,000 Common                      person                 ($1.25 per share)

       April 5, 1999            One non-affiliate person          Retainer for             Section 4(2) of
      150,000 Common                                          shareholder relations     Securities Act of 1933
                                                                    services

      March 22, 1999          One accredited non-affiliate           $50,000                   Rule 506
       40,000 Common                     person                 ($1.25 per share)

      March 23, 1999          One accredited non-affiliate          $120,000                   Rule 506
       60,000 Common                     person                 ($2.00 per share)

       July 29, 1999               Eleven accredited                   (2)                     Rule 506
     1,013,843 Common            non-affiliate persons;
                                 Twelve non-accredited
                                 non-affiliate persons;
                              One accredited non-affiliate
                                         trust;
                                   One non-accredited
                                  non-affiliate trust

      August 11, 1999              One non-accredited                  (2)                     Rule 506
      144,124 Common              non-affiliate person

     September 9, 1999        Two non-affiliate entities;              (2)                     Rule 506
      512,001 Common          one accredited non-affiliate
                              trust; three non-accredited
                                 non-affiliate persons

     November 2, 1999             One non-accredited,                  (2)                     Rule 506
      100,000 Common              non-affiliate person

(1) Pursuant to the Stock Purchase Agreement whereby the Company acquired all of the outstanding and issued common stock of TIM, effective October 12, 1998, the Company issued an aggregate of 6,250,000 shares of common stock to the shareholders of TIM. See "Item 7. Certain Relationships and Related Transactions--Acquisition of Territorial Inns Management, Inc." There were seventeen shareholders of TIM, including C. Richard Kearns, John C. Moneymaker, Terrence J. Trapp, Ellis Stutzman, Mark D. Owen, and Candy Johnson, all of who are directors and/or employees of the Company. The remaining shareholders of TIM were not affiliated with the Company.

(2) In April 1999, the shareholders of the Company approved a Stock Redemption Agreement wherein the Company would redeem up to 2,500,000 shares of common stock from Mr. Kearns, without cash consideration, in an amount equal to the number of shares of common stock sold to certain investors who are creditors of Mr. Kearns. 2,000,000 shares have been redeemed from Mr. Kearns and 1,769,968 have been issued as of June 30, 2000. The remaining 230,032 shares are being held by the transfer agent to be issued as the offering continues. The foregoing could give rise to conflicts of interest where the terms of the Stock Redemption Agreement may increase the number of shares available for sale under Rule 144 of the Act at an earlier time than if the same shares are held by Mr. Kearns. See "Item 7. Certain Relationships and Related Transactions."

                                     ITEM 11

             DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

COMMON STOCK

         The Company's Articles of Incorporation authorize the issuance of up to four hundred and ninety million (490,000,000) shares of common stock, no par value. Each share has the same rights, privileges and preferences. Holders of the shares of common stock have no preemptive rights to acquire additional shares or other subscription rights. The shares of common stock are not subject to redemption provisions or future calls by the Company. All outstanding shares of common stock are fully paid and nonassessable.

         The holders of shares of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. They are not entitled to cumulate their votes for the purpose of electing directors of the Company. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of legally available funds.

         In the event of liquidation, dissolution, or winding-up of the Company, either voluntarily or involuntarily, the holders of the outstanding shares of common stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights and have no rights to convert their common stock into any other securities.

         As of June 30, 2000, there were 7,706,896 shares of common stock outstanding, which were held of record by 275 shareholders. There were no outstanding stock options or warrants of common stock.

         REVERSE STOCK SPLIT

         On October 9, 1998, the Company effectuated a reverse stock split in the ratio of 100:1 for all of the outstanding and issued common stock. Prior to the reverse stock split, there were 48,521,682 total shares outstanding. Immediately subsequent to the reverse stock split, there were 485,285 total shares outstanding. The total number of shares authorized by the Company was not changed.

         STOCK DIVIDEND

         On March 16, 1999, the Company declared a stock dividend, to be effective April 7, 1999, to all shareholders of record as of 5:00 p.m. Pacific Standard Time on the same day, wherein each holder of at least ten shares of common stock of the Company was awarded one share of common stock for every ten owned. Prior to the issuance of shares based on the stock dividend, there were 7,215,285 shares of common stock outstanding and issued. Subsequent to the distribution of the stock dividend, there were 7,936,928 shares outstanding. The total number of shares authorized by the Company was not changed.

PREFERRED STOCK

         Pursuant to the Articles of Incorporation, as amended, the Company has authorized 10,000,000 shares of preferred stock, no par value. As of June 30, 2000, there were 650 shares of Class C Preferred Stock agreed to be issued pursuant to the Lease Agreement with Southfork, Inc. The Company's Board of Directors has the authority to determine the price, rights, preferences, privileges and restrictions thereof, including voting rights, without any further vote or action by the Company's shareholders. The voting and other rights of the holders of common stock could be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of the Company.

         The Board of Directors has designated three classes of preferred stock:
Class A, Series I; Class B, Series I; and Class C, Series I. The Company plans to authorize and issue preferred stock to motel owners from whom the Company will acquire leases with options to purchase as consideration for the purchase options. The number of preferred shares issued will be dependent upon the value of the motel property. The Company anticipates granting preferred stock, which would be convertible into common stock of the Company, in a value equal to twenty percent (20%) of the total value of the motel on the commencement date of the subject lease. Certain motel owners may receive cash or stock dividends depending on the class of preferred stock issued by the Company.

         To the extent permitted by law, the Company will pay a cash dividend to the holders of Class A, Series I preferred stock, which will be payable monthly beginning thirty (30) days after the date of issuance at a rate of eight percent (8%) per annum, based on the previously determined Subscription Price. The holders of Class B, Series I preferred stock will receive a stock dividend, issued quarterly, in an amount equal to eight percent (8%) per annum of the Subscription Price based on the price of the common stock. Holders of Class C, Series I preferred stock do not have rights to any dividends. The terms, rights and preferences common to the three different classes of preferred stock are summarized as follows:

         CONVERSION

         The preferred stock is convertible at the option of the holder, but not earlier than twelve (12) months after the Subscription Date unless previously redeemed by the Company, into the nearest whole number of common stock ("Conversion Shares") the Subscription Price would be able to purchase at the Company's average common stock price ("Average Stock Price") for the sixty (60) trading days last preceding the date of conversion. The Average Stock Price is equivalent to the mean between the closing bid and asked quotations for the Company's common stock in the over-the-counter market as quoted on the National Association of Securities Dealers Automated Quotation system ("NASDAQ"), or any other reliable quotation system if the common stock is not listed on NASDAQ.

         Unless the Company, at its election, acts to obtain effectiveness of a registration statement under the Securities Act covering the Conversion Shares, the preferred stock shall be converted into restricted common stock as the term "restricted" is defined in Rule 144 under the Securities Act. The Company has no obligation to register the Conversion Shares.

         REDEMPTION

         The preferred stock is redeemable at any time at the option of the Company, in whole or in part, upon payment by the Company, in its sole discretion, of the redemption price consisting of the Average Stock Price of the Conversion Shares plus an amount equal to all declared and accrued dividends.

         LIQUIDATION

         If there is a liquidation of the Company, a holder of the preferred stock is entitled to a pro rata liquidation preference in an amount equal to the Subscription Price plus any accrued dividends to the date of distribution, before any distribution or payment to the holders of common stock or any other security ranking junior to the class.

         VOTING

         The preferred stock is entitled to one vote per share together as one class with common shareholders on all matters upon which common shareholders are entitled to vote.

REGISTRATION RIGHTS

         The Company has a Letter of Intent to acquire the operations of ten motel properties located in Minnesota, North Dakota, South Dakota and Wisconsin from an unrelated third party. The lease will be a triple net lease where the Company will pay for all expenses and costs of operations and pay a fixed annual lease payment of $1,750,000, payable in equal monthly installments. The Company may also elect to exercise its option to purchase the property upon the payment of $18,000,000 to the motel owner. The consideration for the option will be the issuance of $3,500,000 of preferred stock with a cash dividend rate of eight percent (8%) paid monthly and registration rights to sell $500,000 of the convertible preferred stock at the Company's initial public offering.

TRANSFER AGENT

         American Securities Transfer and Trust. Inc. is transfer agent and registrar for the Company's common and preferred stock.

WASHINGTON TAKEOVER ACT

         The Company is subject to the Washington Takeover Act ("WTA") promulgated under 23B.19.010, et seq. of the Revised Code of Washington ("RCW") which provides that any "significant business transactions," which includes a merger, a share exchange consolidation, the sale or encumbrance of assets, and other enumerated transactions, are forbidden for a five-year-period, unless approved by a majority of the board of directors prior to the share acquisition if certain "acquiring persons(1)" obtain ten percent (10%) or more of the stock of a "target corporation(2)."

         The WTA requires that an acquiring person negotiate with the target corporation's board of directors prior to acquisition to avoid the statutory prohibitions. The board of directors, in making its decision, must exercise its responsibilities and duties of loyalty and of care and cannot use the WTA as a blanket veto over the acquiring person's proposal. If the acquiring person does not obtain the approval of the board of directors prior to its acquisition of the shares, a significant business transaction may proceed, following the five-year moratorium, if the significant business transaction complies with the "fair price" provisions of RCW 23B.19.040(2) or if it is approved at a shareholders' meeting held at least five years after the acquiring person purchased its shares. Any transaction that violates the WTA is void.

(1) "Acquiring person" means a person or group of persons who beneficially owns ten percent or more of the outstanding voting shares of the target corporation. The term "acquiring person" does not include a person who acquires its shares by gift, inheritance, or in a transaction in which no consideration is exchanged; exceeds the ten percent threshold as a result of action taken solely by the target corporation, such as redemption of shares, unless that person, by its own action, acquires additional shares of the target corporation; beneficially was the owner of ten percent or more of the outstanding voting shares prior to the time the target corporation had a class of voting shares registered with the securities and exchange commission pursuant to section 12 or 15 of the exchange act; or beneficially was the owner of ten percent or more of the outstanding voting shares prior to the time the target corporation amended its articles of incorporation to provide that the corporation shall be subject to the WTA.

(2) "Target corporation" means: Every domestic corporation, if the corporation has a class of voting shares registered with the securities and exchange commission pursuant to section 12 or 15 of the exchange act; or the corporation's articles of incorporation have been amended to provide that such a corporation shall be subject to the provisions of this chapter, if the corporation did not have a class of voting shares registered with the securities and exchange commission pursuant to section 12 or 15 of the exchange act on the effective date of that amendment.

                                     ITEM 12

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Articles of Incorporation currently provide for the limitation of liability of directors to the Company and its shareholders to the fullest extent permitted by the Washington Business Corporation Act ("WBCA"). The Company may also indemnify its officers and directors to the fullest extent permitted by law from any action or proceeding whether criminal, civil, administrative or investigative by reason of the service of such officer or director to the Company.

         Section 23B.08.300(4) of the WBCA provides that a director is not liable for any action taken as a director, or any failure to take any action, if the director performed the duties of the director's office in the following manner: in good faith; with the care an ordinarily prudent person in a like position would exercise under similar circumstances; and in a manner the director reasonably believes to be in the best interests of the corporation. The directors are entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, if the same is prepared by any of the following: an officer of the Company whom the director reasonably believes to be reliable and competent in the matters presented; legal counsel, public accountants, or other persons as to matters the director reasonably believes are within the person's professional or expert competence; or a committee of the board of directors of which the director is not a member if the director reasonably believes the committee merits confidence. An exception is provided by the WBCA that the director is not acting in good faith if the director has knowledge concerning the matter in question that makes reliance otherwise permitted unwarranted.

         Directors and officers are protected under the "business judgment rule," which generally shields business decisions made by directors and officers from hindsight judgment by the courts as long as the decisions were made in good faith and without a corrupt motive.

         The WBCA applies to any negligent conduct of the directors. A corporation is not permitted to limit the liability of a director for acts or omissions that involve intentional misconduct, a knowing violation of law, conduct regarding liability for unlawful distributions, or for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

         As of June 30, 2000, there was no pending litigation or proceeding involving a director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

                                    ITEM 13

                   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                           FINANCIAL STATEMENTS INDEX

                                                                                 Page No.
                                                                                 -------
Country Maid Financial, Inc. and Subsidiary
        SIX MONTHS AND THREE MONTHS ENDING JUNE 30, 2000 AND 1999
               Report of Independent Certified Public Accountants                  52
               Financial Statements (Unaudited)
                      Consolidated Balance Sheet                                   53
                      Consolidated Statement of Net Income/(Loss), 6 Months
                             Ended June 30, 2000 & 1999                            54
                      Consolidated Statement of Cash Flows, 6 Months
                             Ended June 30, 2000 & 1999                            56
                      Consolidated Statement of Net Income/(Loss), 3 Months
                             Ended June 30, 2000 & 1999                            57
                      Consolidated Statement of Cash Flows, 6 Months
                             Ended June 30, 2000 & 1999                            59
                      Consolidated Statement of Shareholders' Equity               60

        FISCAL YEARS ENDING DECEMBER 31, 1999 AND 1998
               Report of Independent Certified Public Accountants                  62
               Financial Statements (Audited)
                      Consolidated Balance Sheet                                   63
                      Consolidated Statement of Net Income/(Loss)                  64
                      Consolidated Statement of Cash Flows                         66
                      Consolidated Balance Sheet
                             3 Months ended December 31, 1999 and 1998             67
                      Consolidated Statement of Net Income/(Loss)
                             3 Months ended December 31, 1999 and 1998             69
                      Consolidated Statement of Shareholders' Equity               70
                      Notes to Consolidated Financial Statements                   71

Territorial Inns Management, Inc., an Oregon Corporation
        NINE MONTHS ENDED SEPTEMBER 30, 1998 AND FISCAL YEARS ENDED
          DECEMBER 31, 1997 AND 1996
               Report of Independent Certified Public Accountants                  77
               Financial Statements (Audited)
                      Balance Sheet                                                78
                      Statement of Net Income/(Loss)                               79
                      Statement of Shareholders' Equity                            80
                      Consolidated Statement of Cash Flows                         82
                      Notes to Consolidated Financial Statements                   83

                          COUNTRY MAID FINANCIAL, INC.
                        CONSOLIDATED FINANCIAL STATEMENT
                                   UNAUDITED
                             JUNE 30, 2000 AND 1999

                          COUNTRY MAID FINANCIAL, INC.

                        CONSOLIDATED FINANCIAL STATEMENTS




                                TABLE OF CONTENTS



                                                                          PAGE
     ACCOUNTANT'S REPORT ................................................  1

     BALANCE SHEET ......................................................  2

     STATEMENT OF INCOME -- 6 MONTHS ENDED JUNE 30, 2000 & 1999 .........  3-4

     STATEMENT OF CASH FLOWS -- 6 MONTHS ENDED JUNE 30, 2000 & 1999 .....  5

     STATEMENT OF INCOME -- 3 MONTHS ENDED JUNE 30, 2000 & 1999 .........  6-7

     STATEMENT OF CASH FLOWS -- 3 MONTHS ENDED JUNE 30, 2000 & 1999 .....  8

     STATEMENT OF SHAREHOLDERS' EQUITY ..................................  9

                                THOMAS J. HARRIS
                           CERTIFIED PUBLIC ACCOUNTANT
                          3901 STONE WAY N., SUITE 202
                                SEATTLE, WA 98103
                                  206.547.6050




ACCOUNTANT'S REPORT
--------------------------------------------------------------------------------


Board of Directors
Country Maid Financial, Inc.
Lebanon, Oregon

We have reviewed the accompanying Balance Sheets of Country Maid Financial, Inc. as of June 30, 2000 and 1999 and the related statements of Income, Shareholders' Equity, and Cash Flows for the three months then ended, in accordance with Statements for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Country Maid Financial, Inc.

A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principals.






August 25, 2000

                          COUNTRY MAID FINANCIAL, INC.
                           CONSOLIDATED BALANCE SHEET
                             JUNE 30, 2000 AND 1999

                                                                      June 30,          June 30,
                                                                        2000              1999
                                                                    -----------       -----------
ASSETS
   Cash in Bank                                                     $   196,507       $    36,142
   Management Fees Receivable                                            17,823                 0
   Receivables from and advances to properties, Affiliated               32,765            82,531
   Receivables from and advances to properties, Non-Affiliated           32,521                 0
   Prepaid Expenses, Affiliated                                          47,327                 0
   Prepaid Expenses, Non-Affiliated                                       6,092                 0
                                                                    -----------       -----------

      TOTAL ASSETS                                                  $   330,035       $   118,673
                                                                    ===========       ===========

LIABILITIES
  Current Liabilities
   Accounts Payable, Trade                                              309,268           100,261
   Advanced Management Fees                                                   0           106,427
   Accrued Payroll & Payroll Taxes                                      212,635            78,932
                                                                    -----------       -----------
     Total Current Liabilities                                          521,903           285,620
                                                                    -----------       -----------

  Other Liabilities
   Due to Stockholders                                                1,032,695         1,032,695
                                                                    -----------       -----------
     Total Other Liabilities                                          1,032,695         1,032,695
                                                                    -----------       -----------

      TOTAL LIABILITIES                                               1,554,598         1,187,885

STOCKHOLDERS' EQUITY
  Common Stock 490,000,000 shares authorized, no par value,
   7,936,928 issued and outstanding                                   2,769,252         2,769,252
  Preferred Stock 10,000,000 shares authorized, no par value,
   100,000 issued and outstanding                                       100,000                 0
  Excess of Liabilities at Inception                                    (60,000)          (60,000)
  Retained (Deficit)                                                 (4,030,815)       (3,908,894)
                                                                    -----------       -----------
      TOTAL STOCKHOLDERS' EQUITY                                     (1,221,563)       (1,139,642)
                                                                    -----------       -----------

      TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                      $   333,035       $   118,673
                                                                    ===========       ===========

        It is the opinion of management that all necessary adjustments have been made to the interim statements so that they are not misleading. Any adjustments were of a normal and recurring nature.

        Since the notes are essentially the same as at December 31, 1999, they are not repeated here.

                          COUNTRY MAID FINANCIAL, INC.
                      CONSOLIDATED STATEMENT OF NET INCOME
                 FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999

                                           June 30,          June 30,
                                             2000              1999
                                         -----------       -----------
REVENUES

Affiliated:
  Operating Revenues                     $   816,191       $   438,482
  Operating Costs
   Lease Payments                            283,026           141,513
   Direct Costs                              472,790           234,726
   General and Administrative Costs           69,664            30,265
                                         -----------       -----------
     Total Operating Costs                   825,480           406,504
                                         -----------       -----------
  Net Revenues                                (9,289)           31,978
  Management Fees                             43,508            89,716
                                         -----------       -----------
   Gross Profit                               34,219           121,694
                                         -----------       -----------

Non-Affiliated:
  Operating Revenues                     $   510,375       $         0
  Operating Costs
   Lease Payments                             91,876                 0
   Direct Costs                              293,398                 0
   General and Administrative Costs           42,813                 0
                                         -----------       -----------
     Total Operating Costs                   428,087                 0
                                         -----------       -----------
  Net Revenues                                82,288                 0
  Management Fees                            270,626           139,994
                                         -----------       -----------
   Gross Profit                              352,914           139,994
                                         -----------       -----------


Combined:
  Operating Revenues                     $ 1,326,566       $   438,482
  Operating Costs
   Lease Payments                            374,902           141,513
   Direct Costs                              766,188           234,726
   General and Administrative Costs          112,477            30,265
                                         -----------       -----------
     Total Operating Costs                 1,253,567           406,504
                                         -----------       -----------
  Net Revenues                                72,999            31,978
  Management Fees                            314,134           229,710
                                         -----------       -----------
   Gross Profit                          $   387,133       $   261,688
                                         ===========       ===========

        It is the opinion of management that all necessary adjustments have been made to the interim statements so that they are not misleading. Any adjustments were of a normal and recurring nature.

        Since the notes are essentially the same as at December 31, 1999, they are not repeated here.

                          COUNTRY MAID FINANCIAL, INC.
                      CONSOLIDATED STATEMENT OF NET INCOME
                 FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999

                                             June 30,        June 30,
                                               2000            1999
                                            ---------       ---------
  Gross Profit -- Combined                    387,133         261,688
                                            ---------       ---------

EXPENSES
  Payroll & Payroll Taxes                     167,164         100,372
  Insurance                                    31,357          14,475
  Miscellaneous                                     0           4,343
  Professional Fees                           123,218          65,849
  Rent                                         18,750          24,000
  Repairs                                         874           1,555
  Supplies                                     15,746          13,061
  Telephone                                    14,645          10,369
  Travel                                       19,279          30,741
  Utilities                                     3,663           4,019
                                            ---------       ---------

   Total Expenses                             394,696         268,784
                                            ---------       ---------

      Primary Earnings per share            $    0.00       $    0.00
                                            =========       =========

      Fully Diluted Earnings per share      $    0.00       $    0.00
                                            =========       =========


        It is the opinion of management that all necessary adjustments have been made to the interim statements so that they are not misleading. Any adjustments were of a normal and recurring nature.

        Since the notes are essentially the same as at December 31, 1999, they are not repeated here.

                          COUNTRY MAID FINANCIAL, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                 FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999

                                                    June 30,         June 30,
                                                      2000            1999
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income From Operations                       $  (7,563)      $  (7,096)

  Increase (Decrease)
  Due From Properties                                 16,092         (14,351)
  Prepaid Expenses                                   (53,419)              0
  Accounts Payable, Trade                            130,444          84,740
  Advanced Management Fees                           (21,377)        106,427
  Accrued Payroll & Payroll Taxes                     32,456            (159)
                                                   ---------       ---------

   Net Cash Flow from Operations                      96,633         169,561
                                                   ---------       ---------

CASH FLOWS FROM INVESTING ACTIVITIES
  Payments on Shareholder Loans                            0        (141,000)

CASH FLOWS FROM FINANCING ACTIVITIES
  Issuance of Common Stock                                           170,000
  Issuance of Preferred Stock                        100,000        (140,387)
                                                   ---------       ---------

   Total Cash Flows from Financing Activities        100,000          29,613

  Net Cash Flows                                     196,633          58,174

Cash Balance Beginning                                  (126)        (22,032)
                                                   ---------       ---------

Cash Balance Ending                                $ 196,507       $  36,142
                                                   =========       =========


        It is the opinion of management that all necessary adjustments have been made to the interim statements so that they are not misleading. Any adjustments were of a normal and recurring nature.

        Since the notes are essentially the same as at December 31, 1999, they are not repeated here.

                          COUNTRY MAID FINANCIAL, INC.
                      CONSOLIDATED STATEMENT OF NET INCOME
                FOR THE THREE MONTHS ENDED JUNE 30, 2000 AND 1999

                                         June 30,      June 30,
                                           2000          1999

REVENUES
Affiliated:
  Operating Revenues                     $493,096      $438,482
  Operating Costs
   Lease Payments                         141,513       141,513
   Direct Costs                           265,306       234,726
   General and Administrative Costs        42,194        30,265
                                         --------      --------
     Total Operating Costs                449,013       406,504
                                         --------      --------
  Net Revenues                             44,083        31,978
  Management Fees                          26,282        20,826
                                         --------      --------
   Gross Profit                            70,365        52,804
                                         --------      --------

Non-Affiliated:
  Operating Revenues                     $323,780      $      0
  Operating Costs
   Lease Payments                          69,969             0
   Direct Costs                           177,232             0
   General and Administrative Costs        32,938             0
                                         --------      --------
     Total Operating Costs                280,139             0
                                         --------      --------
  Net Revenues                             43,641             0
  Management Fees                         151,314       139,994
                                         --------      --------
   Gross Profit                           194,955       139,994
                                         --------      --------

Combined:
  Operating Revenues                     $816,876      $438,482
  Operating Costs
   Lease Payments                         211,482       141,513
   Direct Costs                           442,538       234,726
   General and Administrative Costs        75,132        30,265
                                         --------      --------
     Total Operating Costs                729,152       406,504
                                         --------      --------
  Net Revenues                             87,724        31,978
  Management Fees                         177,596       160,820
                                         --------      --------
   Gross Profit                           265,320       192,798
                                         ========      ========

        It is the opinion of management that all necessary adjustments have been made to the interim statements so that they are not misleading. Any adjustments were of a normal and recurring nature.

        Since the notes are essentially the same as at December 31, 1999, they are not repeated here.

                          COUNTRY MAID FINANCIAL, INC.
                      CONSOLIDATED STATEMENT OF NET INCOME
                FOR THE THREE MONTHS ENDED JUNE 30, 2000 AND 1999

                                             June 30,     June 30,
                                              2000          1999
  Gross Profit - Combined                    265,320       192,798
                                            --------      --------

EXPENSES
  Payroll & Payroll Taxes                     97,080        45,915
  Insurance                                   16,507         6,953
  Miscellaneous                                    0         2,064
  Professional Fees                           52,782        24,552
  Rent                                         9,375        12,000
  Repairs                                        874           285
  Supplies                                     7,889         7,838
  Telephone                                    9,734         7,112
  Travel                                       9,908        21,457
  Utilities                                    2,152         1,985
                                            --------      --------

   Total Expenses                            206,301       130,161
                                            --------      --------

     NET INCOME                             $ 59,019      $ 62,637
                                            ========      ========

      Primary Earnings per share            $   0.01      $   0.01
                                            ========      ========

      Fully Diluted Earnings per share      $   0.01      $   0.01
                                            ========      ========



        It is the opinion of management that all necessary adjustments have been made to the interim statements so that they are not misleading. Any adjustments were of a normal and recurring nature.

        Since the notes are essentially the same as at December 31, 1999, they are not repeated here.

                          COUNTRY MAID FINANCIAL, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                FOR THE THREE MONTHS ENDED JUNE 30, 2000 AND 1999

                                           June 30,         June 30,
                                             2000            1999
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income From Operations              $  59,019       $  62,637

  Increase (Decrease)
  Due From Properties                       (18,875)        (21,087)
  Prepaid Expenses                           31,753               0
  Accounts Payable, Trade                     7,196          (2,834)
  Advanced Management Fees                  (33,761)        106,427
  Accrued Payroll & Payroll Taxes            13,336          26,837
                                          ---------       ---------

   Net Cash Flow from Operations             58,668         171,980
                                          ---------       ---------

CASH FLOWS FROM INVESTING ACTIVITIES
  Payments on Shareholder Loans                   0               0

CASH FLOWS FROM FINANCING ACTIVITIES
  Issuance of Common Stock                        0        (140,387)
                                          ---------       ---------

  Net Cash Flows                             58,668          31,593

Cash Balance Beginning                      137,839           4,549
                                          ---------       ---------

Cash Balance Ending                       $ 196,507       $  36,142
                                          =========       =========



        It is the opinion of management that all necessary adjustments have been made to the interim statements so that they are not misleading. Any adjustments were of a normal and recurring nature.

        Since the notes are essentially the same as at December 31, 1999, they are not repeated here.

                                 COUNTRY MAID FINANCIAL, INC.
                        CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                                        JUNE 30, 2000

                                                                                                                   Total
                                  Common          Common         Preferred     Preferred       Retained         Stockholders'
                                  Shares*         Stock**          Shares        Stock          Earnings           Equity
                                 ---------      -----------      ---------     ---------      -----------       -------------
Balance, 12-31-98                6,735,285      $ 2,679,639              0      $      0      $(3,901,798)      $(1,222,159)


Issued for Cash                    120,000          170,000                                                         170,000

Issued for Services                360,000          150,000                                                         150,000

Costs Advanced for
 Issuance of Common Stock                          (290,387)                                                       (290,387)

Stock Dividend                     721,643

Net Loss                                                                                         (121,454)         (121,454)
                                 ---------      -----------        -------      --------      -----------       -----------
Balance, 12-31-99                7,936,928        2,709,252              0             0       (4,023,252)       (1,314,000)

Issued for Cash                                                    100,000       100,000                            100,000

Net Loss                                                                                          (66,582)          (66,582)
                                 ---------      -----------        -------      --------      -----------       -----------
Balance, 3-31-00                 7,936,928        2,709,252        100,000       100,000       (4,089,834)       (1,280,582)

Net Income                                                                                         59,019            59,019

Balance, 6-30-00                 7,936,928      $ 2,709,252        100,000      $100,000      $(4,030,815)      $(1,221,563)
                                 =========      ===========        =======      ========      ===========       ===========


* = After 1 for 100 reverse split.

** = Common Stock of $2,769,252 less Excess of Liabilities at Inception of $60,000.

        It is the opinion of management that all necessary adjustments have been made to the interim statements so that they are not misleading. Any adjustments were of a normal and recurring nature.

        Since the notes are essentially the same as at December 31, 1999, they are not repeated here.

                   COUNTRY MAID FINANCIAL, INC. AND SUBSIDIARY

                              FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 1998

                                TABLE OF CONTENTS


                                                                                PAGE
                                                                                ----
Accountant's Report                                                              1

Balance Sheet                                                                    2

Statement of Net Income (Loss) year ended December 31                            3

Statement of Cash Flows year ended December 31                                   4

Statement of Net Income (Loss) three months ended December 31                    5

Statement of Cash Flows three months ended December 31                           6

Statement of Shareholders' Equity                                                7

Notes to Financial Statements                                                   8-11

INDEPENDENT AUDITOR'S REPORT


Board of Directors
COUNTRY MAID FINANCIAL, INC.
Lebanon, Oregon

We have audited the balance sheets of COUNTRY MAID FINANCIAL, INC. and SUBSIDIARY as December 31, 1999 and 1998, and the related statements of net income, retained earnings, and cash flows for the period from inception October 1, 1998 to December 31, 1998 and the year ended December 31, 1999. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of COUNTRY MAID FINANCIAL, INC. and SUBSIDIARY as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the periods then ended, and are in conformity with generally accepted accounting principles.


THOMAS J. HARRIS CPA
March 20, 2000
Seattle, Washington

                   COUNTRY MAID FINANCIAL, INC. and SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                           DECEMBER 31, 1999 and 1998

                                     ASSETS


                                                               1999           1998
                                                            ----------     ----------
ASSETS
   Current Assets
      Cash in Bank                                                                  0
      Receivables From and Advances to Properties
         Affiliated                                             51,268         68,180
      Receivables From and Advanced to Properties
         Nonaffiliated
      Prepaid Expenses                                          30,110              0
                                                            ----------     ----------
         Total Current Assets                                   81,378         68,180
                                                            ----------     ----------
   Fixed Assets: Net                                                 0              0
                                                            ----------     ----------
   Other Assets
                                                            ----------     ----------
         Total Other Assets                                          0              0
                                                            ----------     ----------
            TOTAL ASSETS                                        81,378         68,180
                                                            ==========     ==========
LIABILITIES
   Current Liabilities
      Bank overdraft                                               126         22,032
      Accounts Payable Trade                                   178,824         15,521
      Advanced Management Fees                                   3,554
      Accrued Payroll & Payroll Taxes                          180,179         79,091
                                                            ----------     ----------
         Total Current Liabilities                             362,683        116,644
                                                            ----------     ----------
   Long Term Debt
         Total Long Term Debt                                        0              0
                                                            ----------     ----------
   Other Liabilities
      Due to Stockholders                                    1,032,695      1,173,695
      Excess Liabilities From Discontinued Operations                0              0
                                                            ----------     ----------
         Total Other Liabilities                             1,032,695      1,173,695
                                                            ----------     ----------
            TOTAL LIABILITIES                                1,395,378      1,290,339
                                                            ----------     ----------

STOCKHOLDER'S EQUITY
      Common Stock 490,000,000 shares authorized,
          no par value, 6,775,285 issued and outstanding     2,769,252      2,739,639
      Excess of liabilities at inception                       (60,000)       (60,000)
      Retained Earnings (deficit)                           (4,023,252)    (3,901,798)
                                                            ----------     ----------
            TOTAL STOCKHOLDERS' EQUITY                      (1,314,000)    (1,222,159)
                                                            ----------     ----------
            TOTAL LIABILITIES & STOCKHOLDERS' EQUITY            81,378         68,180
                                                            ==========     ==========

    The accompanying notes are an Integral part of these financial statements

                   COUNTRY MAID FINANCIAL, INC. and SUBSIDIARY
                   CONSOLIDATED STATEMENT OF NET INCOME(LOSS)
        FOR THE PERIOD FROM INCEPTION OCTOBER 1,1998 TO DECEMBER 31,1998
                      AND THE YEAR ENDED DECEMBER 31, 1999


                                                            1999         1998
                                                         ---------    ---------
    Operating revenues                                   1,264,856
Affiliated
    Operating costs Affiliated
       Direct Costs                                        715,271            0
       General and administrative costs                    516,831            0
                                                         ---------    ---------
          Total operating costs Affiliated               1,232,102            0
                                                         ---------    ---------

Net operating income Affiliated                             32,754            0

    Operating revenues Nonaffiliated                       141,888            0
    Operating costs Nonaffiliated
       Direct costs                                         67,086            0
       General and administrative costs                     72,944            0
          Total operating costs Nonaffiliated              140,030            0

Net operating income Nonaffiliated                           1,858            0

Management fees Affiliated                                  86,581       37,515
Management fees Nonaffiliated                              450,020            0
                                                        ----------     --------
Gross profit                                               571,213       37,515
                                                        ----------     --------
EXPENSES:
    Payroll & Payroll Taxes                                302,929       47,909
    Insurance                                               40,192        5,593
    Interest                                                   192        2,015
    Consulting fees                                         75,600
    Miscellaneous                                            6,408          285
    Professional Fees                                      110,770        3,626
    Rent                                                    48,000       12,000
    Repairs                                                  2,910           66
    Supplies                                                33,289        5,068
    Telephone                                               21,111        4,665
    Travel                                                  43,216        3,524
    Utilities                                                8,050        1,228
                                                        ----------     --------
       Total Expenses                                      692,667       85,979
                                                        ----------     --------
NET INCOME (LOSS) FROM OPERATIONS                         (121,454)     (48,464)

Gain on Disposition of Discontinued Operations                   0      568,957
                                                        ----------     --------
NET INCOME (LOSS)                                         (121,454)     520,493
                                                        ==========     ========
Primary earnings(loss) per share from operations        $    (0.05)    $  (0.01)

Primary earnings(loss) per share
  gain on disposition of discontinued operations        $     0.00     $   0.08
                                                        ----------     --------
Primary earnings(loss) per share                        $    (0.05)    $   0.08
                                                        ==========     ========

    The accompanying notes are an Integral part of these financial statements

                   COUNTRY MAID FINANCIAL, INC. and SUBSIDIARY
                      CONSOLIDATED STATEMENT OF CASH FLOWS
        FOR THE PERIOD FROM INCEPTION OCTOBER 1,1998 TO DECEMBER 31,1998
                      AND THE YEAR ENDED DECEMBER 31, 1999

                                                            1999          1998
                                                         ---------     ---------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net Income (Loss)                                     $(121,454)    $ 520,493

Less Gain from Disposition of Discontinued Operations            0      (568,957)
Increase (Decrease)
Due From Properties                                        (13,198)      (68,180)
Accounts Payable, Trade                                    163,303        15,521
Advanced management fees                                     3,554
Accrued Payroll & Payroll Taxes                            101,088        19,091
                                                         ---------     ---------
    Net cash Flow From Operations                        $ 133,293     $ (82,032)
                                                         ---------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES
    Payment on shareholder loans                          (141,000)
                                                         ---------     ---------
    Net Cash Flows from Investing Activities              (141,000)            0
                                                         ---------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of Common Stock                                    29,613        60,000
                                                         ---------     ---------
    Net Cash Flows from Financing Activities                29,613        60,000
                                                         ---------     ---------
    Net Cash Flows                                       $  21,906     $ (22,032)
Cash Balance Beginning                                     (22,032)            0
                                                         ---------     ---------
Cash Balance Ending                                      $    (126)    $ (22,032)
                                                         =========     =========

    The accompanying notes are an Integral part of these financial statements

                   COUNTRY MAID FINANCIAL, INC. and SUBSIDIARY
                   CONSOLIDATED STATEMENT OF NET INCOME(LOSS)
        FOR THE PERIOD FROM INCEPTION OCTOBER 1,1998 TO DECEMBER 31,1998
                  AND THE THREE MONTHS ENDED DECEMBER 31, 1999

                                                            1999         1998
                                                          --------     --------
    Operating revenues Affiliated                          358,210            0

Operating costs Affiliated
    Direct costs                                           220,054            0
    General and administrative costs                       163,493            0
                                                          --------     --------
        Total operating costs Affiliated                   383,547            0
                                                          --------     --------

        Net operating income Affiliated                    (25,337)           0

Operating revenues Nonaffiliated                            65,004            0

Operating costs Nonaffiliated
    Direct costs                                            28,447            0
    General and administrative costs                        53,791            0
        Total operating costs Nonaffiliated                 82,238            0
        Net operating income Nonaffiliated                 (17,234)           0

Management Fees Affiliated                                  19,128       37,515
Management Fees Nonaffiliated                               81,792            0
                                                          --------     --------
Gross profit                                                58,349       37,515
                                                          --------     --------
EXPENSES:
    Payroll & Payroll Taxes                                102,130       47,909
    Insurance                                               14,282        5,593
    Interest                                                     0        2,015
    Consulting fees                                         49,100
    Miscellaneous                                              729          285
    Professional Fees                                       25,660        3,626
    Rent                                                    12,000       12,000
    Repairs                                                    975           66
    Supplies                                                 5,656        5,068
    Telephone                                                6,001        4,665
    Travel                                                   3,989        3,524
    Utilities                                                2,827        1,228
                                                          --------     --------
       Total Expenses                                      223,349       85,979
                                                          --------     --------
NET INCOME (LOSS) FROM OPERATIONS                         (165,000)     (48,464)

Gain on Disposition of Discontinued Operations                   0      568,957
                                                          --------     --------
NET INCOME (LOSS)                                         (165,000)     520,493
                                                          ========     ========

Primary earnings(loss) per share from operations          $  (0.06)    $  (0.01)

Primary earnings(loss) per share
  gain on disposition of discontinued operations          $   0.00     $   0.08
                                                          --------     --------
Primary earnings(loss) per share                          $  (0.06)    $   0.08
                                                          ========     ========


    The accompanying notes are an Integral part of these financial statements

                   COUNTRY MAID FINANCIAL, INC. and SUBSIDIARY
                      CONSOLIDATED STATEMENT OF CASH FLOWS
        FOR THE PERIOD FROM INCEPTION OCTOBER 1,1998 TO DECEMBER 31,1998
                      AND THE THREE MONTHS ENDED DECEMBER 31, 1999

                                                            1999           1998
                                                         ----------     ----------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net Income (Loss)                                     $ (165,000)    $  520,493

Less Gain from Disposition of Discontinued Operations             0       (568,957)
Increase (Decrease)
Due From Properties                                          88,240              0
Accounts Payable                                             31,356              0
Advanced management fees                                    (59,150)
Accrued Payroll & Payroll Taxes                              60,676        (60,000)
                                                         ----------     ----------
    Net cash Flow From Operations                        $  (43,878)    $ (108,464)
                                                         ----------     ----------
CASH FLOWS FROM INVESTING ACTIVITIES
    Payment on shareholder loans                                  0
                                                         ----------     ----------
    Net Cash Flows from Investing Activities                      0              0
                                                         ----------     ----------
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of Common Stock                                          0         60,000
                                                         ----------     ----------
    Net Cash Flows from Financing Activities                      0         60,000
                                                         ----------     ----------
    Net Cash Flows                                       $  (43,878)    $  (48,464)

Cash Balance Beginning                                       43,752              0
                                                         ----------     ----------
Cash Balance Ending                                      $     (126)    $  (48,464)
                                                         ==========     ==========

    The accompanying notes are an Integral part of these financial statements

                   COUNTRY MAID FINANCIAL, INC. and SUBSIDIARY
                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
        FOR THE PERIOD FROM INCEPTION OCTOBER 1,1998 TO DECEMBER 31,1998

                                                                                               Total
                                                                Number         Common         Retained        Stockholder
                                                              of Shares*        Stock         Earnings           Equity
                                                              ---------       ---------      ----------        ----------
Shares issued at inception                                    6,250,000

Shares from reverse acquisition
  of Country Maid Financial                                     485,285       2,679,639      (4,422,291)       (1,742,652)

Shares issued for cash                                           40,000          60,000                            60,000

Net income (loss)                                                                               520,493           520,493
                                                              ---------       ---------      ----------        ----------
Balance, December 31, 1998                                    6,775,285       2,739,639      (3,901,798)       (1,162,159)

Shares issued for cash                                          100,000         170,000                           170,000

Shares issued for services                                       75,000         150,000                           150,000

Costs advanced for issuance of common stock                                    (290,387)                         (290,387)

Common stock dividend                                           695,028

Net Income (Loss)                                                                              (121,454)         (121,454)
                                                              ---------       ---------      ----------        ----------
Balance, December 31, 1999                                    7,645,313       2,769,252      (4,023,252)       (1,254,000)
                                                              =========       =========      ==========        ==========

    The accompanying notes are an Integral part of these financial statements

                    COUNTRY MAID FINANCIAL INC AND SUBSIDIARY
                          NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES:

DESCRIPTION OF THE COMPANY

Country Maid Financial, Inc. ("Company") was incorporated in April 1984 in the State of Washington under the name Raywheel, Inc. The Company commenced operations in Toledo, Ohio and moved its offices to Portland, Oregon in 1989. The Company's name was changed to American Citadel, Inc. in December 1989. In a transaction effective July 1, 1992 the Company acquired Country Maid Farms, Inc. ("Farms") issuing 28,036,000 shares of its common stock to the shareholders of Country Maid Farms, Inc. to acquire total ownership. The merger was accounted of as a recapitalization of Country Maid Farms, Inc. and a reverse acquisition of American Citadel, Inc. with Country Maid Farms, Inc. as the surviving corporation. Stockholders' equity during 1993 was adjusted to reflect this recapitalization.

In March 1994, American Citadel, Inc. name was changed to Country Maid Foods, Inc. to signify its primary business of food production. Through its wholly owned subsidiary, Country Maid Farms, Inc., the Company was engaged in the production of poultry eggs for the domestic egg market and for the manufacture of mayonnaise and other egg products. Country Maid Farms, Inc. contracts with farms in Nebraska and Missouri.

Prior to the acquisition of Country Maid Farms, the Company had another wholly-owned subsidiary, Security Bar, Inc., a Washington corporation ("Security Bar") through which it conducted its business. Security Bar was sold to an unrelated third party in December 1993.

The Company started a new corporation Country Maid Egg Products, Inc. ("Egg Products"), a Nevada corporation, October 11, 1996. Egg Products is a wholly owned subsidiary used to broker the Farm's eggs and operate a breaker plant under a lease agreement with a third party. Egg Products primarily purchases Farm's eggs.

In September 1998, the Company determined that the chicken egg business it was conducting through its wholly-owned subsidiary Country Maid Farms, Inc., a Nevada corporation was not profitable and did not generate sufficient income for the Company. The Company had been unprofitable for the last several years and had experienced significant losses during its operating history. The Company's cash flows from operations have not been sufficient to fund its operating activities. The Company determined that conventional financing was unavailable to the Company at that time. In addition, management did not believe that an equity or debt offering of its securities would succeed without a positive change of the Company's business or an infusion of value into the Company through a recapitalization. Therefore, management opted to sell the subsidiary to two shareholders for their assumption of the underlying debt.

In September 1998, the name was changed to Country Maid Financial, Inc. upon the Board's decision to enter management and financing in the lodging industry. The Company's principal executive offices are in Lebanon, Oregon.

During the third quarter of 1998, Country Maid Financial, Inc. (CMF) negotiated the terms of the Stock Purchase Agreement dated September 30, 1998 ("Stock Purchase Agreement") for the acquisition of Territorial Inns Management Inc. ("TIM"), a Nevada corporation. This transaction has been recorded as a reverse acquisition of CMF by TIM. The Directors of the Company determined that the acquisition of TIM provided the potential for the Company to obtain significant assets and shareholder equity. The Company acquired all of the issued and outstanding common stock of TIM effective October 12, 1998 when TIM became a wholly owned subsidiary of the Company. As described above, Management decided to dispose of the Company's subsidiary, Country Maid

Farms, Inc. The disposition was completed by agreement with two of the Company's shareholders who assumed all of the debt of the subsidiary in return for its assets.

The Company, through its operating subsidiary TIM, is engaged in providing management of motel properties for a fee and by acquiring operating leases with options to purchase. TIM currently has acquired several leases during the current year. The income from these properties is shown as operating income on these financial statements and the expenses are shown as operating costs. The Company plans to continue to acquire motel operating leases, with management agreements, and purchase options from motel owners throughout the United States and potentially Canada. The Company has identified certain motel properties that can be acquired at a value equivalent to 2.5 to 3.0 times the annual room gross revenue. The owners of these motels have expressed a willingness to accept a purchase option payment of up to twenty percent (20%) of the motel portfolio's current value and annual lease payments in an amount equal to seven and one-fifth percent (7.2%) of the portfolio value. The Company's management believes that these motel properties can be managed in such a manner as to yield thirty-three percent (33%) of the annual gross room revenue as net operating income of the Company. This revenue is recognized on the accrual basis as the revenue is recorded by the properties. With the additional income from Best Inns and Select Inns management expects that the cash flow from this revenue will support operations for the next twelve months and on into the future.

The Board of Directors has changed the Company's fiscal year to the calendar year January through December.

INCOME RECOGNITION:

Income from leased properties is recorded as the gross income received from the properties and the expenses are then paid from those receipts. Income from managed properties is recorded at 5% of the gross receipts of the property.

LEASES:

All of the Company's leases are recorded as operating leases because they do not satisfy the requirements for a financing lease.

DEFERRED INCOME TAXES

In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Statement No. 109 requires a change from the deferred method of accounting for income taxes of APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

FINANCIAL STATEMENT PRESENTATION

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles. The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the period. Actual results could differ from those estimates.

EARNINGS PER SHARE

The weighted average method for shares outstanding has been used to compute earnings per share in compliance with the requirements of SFAS 128.

2. INCOME TAXES

As discussed in Note 1, the Company adopted Statement No. 109 in 1993 and has applied the provisions of Statement No. 109 retroactively to July 1, 1989. The cumulative effect of this change in accounting for income taxes had been applied to July 1, 1990 retained earnings.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilites at December 31, 1999 are presented below:

                                                         DECEMBER 31,   DECEMBER 31,
                                                            1998           1999
                                                         -----------    -----------
Deferred Tax Assets:
         Taxable (income) loss                              (532,493)      (121,454)
         Loss carry-forward                                4,826,147      4,293,978
                                                         -----------    -----------
                                            Total          4,293,978      4,415,432
Tax rate                                                          34%            34%
                                                         -----------    -----------
         Deferred Tax Assets                               1,459,953      1,501,247
         Deferred Tax Assets Valuation Allowance          (1,459,953)    (1,501,247)
                                                         -----------    -----------

                  Net Deferred Tax Asset                 $         0    $         0

Due to cumulative losses in recent years and the uncertainty of future earnings the probability of deriving any benefits from the deferred tax asset is unlikely. In addition the Tax Reform Act of 1986 severely reduces the deductibility of these losses due to the changes in ownership.


3.   ACQUISITION OF TERRITORIAL INNS MANAGEMENT, INC.

As described in Note 1 the Company acquired all of the outstanding stock of TIM. The transaction is being accounted for as a reverse acquisition of CMF by TIM. The assets and liabilities of CMF at acquisition were as follows:

              Assets                                  $       -0-
              Liabilities                               1,742,652
              Common Stock                              2,679,639
              Retained deficit                         (4,422,291)
                                                      -----------

The Company issued 6,250,000 shares of common stock in the acquisition of TIM. The major assets of TIM consisted of management contracts for eleven hotel properties with gross annual receipts of approximately $10,600,000, of which a five percent (5%) is paid to the Company as a management fee. TIM was organized shortly before the acquisition and had no operations as of the merger date.

4. RELATED PARTY TRANSACTIONS

At December 31, 1999, the Company had interest free advances from stockholders of $1,032,695. Proceeds from the sale of common stock were used to pay some of the loans to shareholders during the quarter ended March 31, 1999.

Some of the revenues received by the company as were from properties that were partly owned by the Company's majority shareholder. The Company's major shareholder has a minority interest in four of the eleven managed properties. The amount of revenue received from these properties was $88,651.

5.   CONTRACTS

On March 1, 1999 the Company assumed the operation of the nine properties owned by Best Inns, Inc., a Kansas corporation (Best Inns Kansas). The agreement provides for management of the properties for a fee of 5% of the gross revenues. The lenders for Best Inns Kansas had previously believed that the aggregate fair market value of the properties based on their total revenue during the previous management company's operation was less than the principal loan amount. Since the Company began management of the properties aggregate revenues have increased by approximately 10% per month which should be sufficient to secure the underlying loan amount.

The Company entered into a lease agreement with a Option to Purchase the Southfork Motel located in Bloomfield, Iowa. The lease provides for monthly lease payments calculated at (20%) of the gross revenue of the motel. The lease grants the Company an option to purchase the property at the end of the twenty year lease.

                              FINANCIAL STATEMENTS

                          COUNTRY MAID FINANCIAL, INC.

                                DECEMBER 31, 1998

                        TERRITORIAL INNS MANAGEMENT, INC.

                SEPTEMBER 30, 1998 AND DECEMBER 31, 1997 AND 1996

                          COUNTRY MAID FINANCIAL, INC.

                                DECEMBER 31, 1998

                        TERRITORIAL INNS MANAGEMENT, INC.

                              FINANCIAL STATEMENTS

                SEPTEMBER 30, 1998 AND DECEMBER 31, 1997 AND 1996


                                TABLE OF CONTENTS


                                                                             PAGE
                                                                             ----
ACCOUNTANT'S REPORT .......................................................   1

BALANCE SHEET .............................................................   2

STATEMENT OF NET INCOME (LOSS) ............................................   3

STATEMENT OF SHAREHOLDER'S EQUITY .........................................  4-5

STATEMENT OF CASH FLOWS ...................................................   6

NOTES TO FINANCIAL STATEMENTS .............................................  7-9

INDEPENDENT AUDITOR'S REPORT

Board of Directors
COUNTRY MAID FINANCIAL, INC.
TERRITORIAL INNS MANAGEMNET, INC.
Lebanon, Oregon

We have audited the balance sheets of COUNTRY MAID FINANCIAL, INC. as of December 31, 1998 and TERRITORIAL INNS MANAGEMNET, INC. as of September 30, 1998 and December 31, 1997 and 1996, and the related statements of net income, retained earnings, and cash flows for the nine months ended September 30, 1998 and the years ended December 31, 1997 and 1996. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of COUNTRY MAID FINANCIAL, INC. and TERRITORIAL INNS MANAGEMNET, INC. as of the dates stated, and the results of their operations and cash flows for the periods then ended, are in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a working capital deficiency. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

THOMAS J. HARRIS CPA
September 30, 1999
Seattle, Washington

      COUNTRY MAID FINANCIAL, INC/TERRITORIAL INNS MANAGEMENT, INC (Oregon)
                                  BALANCE SHEET

                                                        CMF                  TIMO                 TIMO                 TIMO

                                                    December 31,         September 30,        December 31,         December 31,
                                                        1998                 1998                 1997                 1996
                                                    ------------         ------------         ------------         ------------
ASSETS
   Current Assets
      Cash in Bank                                                                            $      6,923         $          0
      Receivables From/Advances to
        Properties                                  $     68,180         $    286,094              235,962              165,487
        Receivables/Advances-Affiliated                                       967,187              911,029              791,894
      Prepaid Expenses                                                            952                  112                  112
                                                    ------------         ------------         ------------         ------------
         Total Current Assets                             68,180            1,254,233            1,154,026              957,493
                                                    ------------         ------------         ------------         ------------

   Fixed Assets: Net
     Furniture & Equipment                                                     14,548               14,198               12,004
     Accumulated depreciation                                                  (4,887)              (4,887)              (2,268)
                                                    ------------         ------------         ------------         ------------
                                                                                9,661                9,311                9,736
                                                    ------------         ------------         ------------         ------------
            TOTAL ASSETS                            $     68,180         $  1,263,894         $  1,163,337         $    967,229
                                                    ============         ============         ============         ============

LIABILITIES
   Current Liabilities
      Bank overdraft                                $     22,032         $    122,809         $          0         $     48,859
      Accounts Payable                                    15,521               29,551               15,745               49,793
      Accrued Payroll & Payroll Taxes                     79,091               91,935              107,383              121,226
     Due to properties-Affiliated                                           1,402,405            1,319,569              986,931
                                                    ------------         ------------         ------------         ------------
         Total Current Liabilities                       116,644            1,646,700            1,442,697            1,206,809
                                                    ------------         ------------         ------------         ------------
OTHER LIABILITIES
    Due to Stockholders                                1,173,695
            TOTAL LIABILITIES                          1,290,339            1,646,700            1,442,697            1,206,809
                                                    ------------         ------------         ------------         ------------

STOCKHOLDER'S EQUITY
      Common Stock 20,000,000 shares
         authorized, no par value, 6,775,285
          and 10,000 shares issued and
          outstanding                                  2,739,639                1,000                1,000                1,000
      Excess of liabilities at inception                 (60,000)
      Retained Earnings (deficit)                     (3,901,798)            (383,806)            (280,360)            (240,580)
                                                    ------------         ------------         ------------         ------------
            TOTAL STOCKHOLDERS' EQUITY                (1,222,159)            (382,806)            (279,360)            (239,580)
                                                    ------------         ------------         ------------         ------------
            TOTAL LIABILITIES &
               STOCKHOLDERS' EQUITY                 $     68,180         $  1,263,894         $  1,163,337         $    967,229
                                                    ============         ============         ============         ============

    The accompanying notes are an Integral part of these financial statements

     COUNTRY MAID FINANCIAL, INC./TERRITORIAL INNS MANAGEMENT, INC. (Oregon)

                          STATEMENT OF NET INCOME(LOSS)
                SEPTEMBER 30, 1998 AND DECEMBER 31, 1997 AND 1996

                                                             CMF              TIMO             TIMO             TIMO
                                                         December 31,     September 30,    December 31,     December 31,
                                                             1998             1998             1997             1996
                                                         ------------     -------------    ------------     ------------
REVENUES
    Management Fees-Affiliated                            $   37,515       $  180,539       $  316,360       $  240,866
                                                          ----------       ----------       ----------       ----------
EXPENSES:

    Payroll & Payroll Taxes                                   47,909          181,391          251,189          248,777
    Depreciation                                                                                 2,619            1,734
    Insurance                                                  5,593           10,419            6,729           25,725
    Miscellaneous                                                285            1,655            4,408            6,810
    Professional Fees                                          3,626           22,655            2,571           31,926
    Rent                                                      12,000           28,814           24,279           12,558
    Repairs                                                       66              478            1,079            1,180
    Supplies                                                   5,068           12,507           22,100           21,008
    Taxes & Licenses                                                               89              434
    Telephone                                                  4,665           13,478           18,771            5,318
    Travel                                                     3,524           10,573            9,649           27,947
    Utilities                                                  1,228            2,922            3,838            6,496
                                                          ----------       ----------       ----------       ----------
       Total Expenses                                         83,964          284,981          347,666          389,479
                                                          ----------       ----------       ----------       ----------
INCOME (LOSS) FROM OPERATIONS                                (46,449)        (104,442)         (31,306)        (148,613)
                                                          ----------       ----------       ----------       ----------
Other income (expense)
    Interest expense                                          (2,015)          (3,220)          (9,676)         (31,625)
    Interest income                                                             3,166            1,202            4,901
    Other income                                                                1,050                0                0
                                                          ----------       ----------       ----------       ----------
     Total other income (expense)                             (2,015)             996           (8,474)         (26,724)
                                                          ----------       ----------       ----------       ----------
NET INCOME (LOSS) FROM OPERATIONS                            (48,464)        (103,446)         (39,780)        (175,337)

Gain from disposition of discontinued operations             568,957
                                                          ----------       ----------       ----------       ----------
NET INCOME (LOSS)                                         $  520,493       $ (103,446)      $  (39,780)      $ (175,337)
                                                          ==========       ==========       ==========       ==========
Primary earnings(loss) per share from operations          $    (0.01)      $   (10.34)      $    (3.98)      $   (17.53)
                                                          ==========       ==========       ==========       ==========
Primary earnings(loss) per share gain on disposition      $     0.08       $     0.00       $   0.0000       $     0.00
                                                          ==========       ==========       ==========       ==========
Primary earnings(loss) per share                          $     0.08       $   (10.34)      $    (3.98)      $   (17.53)
                                                          ==========       ==========       ==========       ==========

    The accompanying notes are an Integral part of these financial statements

                          COUNTRY MAID FINANCIAL, INC.

                        STATEMENT OF SHAREHOLDERS' EQUITY
                     FOR THE PERIOD ENDED DECEMBER 31, 1998

                                                                            Total
                                         Number          Common            Retained           Stockholder
                                       of Shares*         Stock            Earnings              Equity
                                       ----------       ----------        -----------         -----------
Shares issued at inception              6,250,000

Shares from reverse acquisition
  of Country Maid Financial               485,285       $2,679,639        $(4,422,291)        $(1,742,652)

Shares issued for cash                     40,000           60,000                                 60,000

Net income (loss)                                                             520,493             520,493
                                       ----------       ----------        -----------         -----------
Balance, December 31, 1998              6,775,285       $2,739,639        $(3,901,798)        $(1,162,159)
                                       ==========       ==========        ===========         ===========

                        TERRITORIAL INNS MANAGEMENT INC.
                       STATEMENT OF SHAREHOLDERS' EQUITY
     FOR THE PERIODS ENDED SEPTEMBER 31,1998 AND DECEMBER 31, 1996 AND 1997

                                                                 Total
                                   Number        Common        Retained         Stockholder
                                 of Shares*      Stock         Earnings           Equity
                                 ---------       ------        ---------        -----------
Balance, January 1, 1996           10,000        $1,000        $ (65,243)        $ (64,243)

Net loss                                                        (175,337)         (175,337)
                                   ------        ------        ---------         ---------
Balance, December 31, 1996         10,000         1,000         (240,580)         (239,580)

Net loss                                                         (39,780)          (39,780)
                                   ------        ------        ---------         ---------
Balance, December 31, 1997         10,000         1,000         (280,360)         (279,360)

Net loss                                                        (103,446)         (103,446)
                                   ------        ------        ---------         ---------
Balance, September 31, 1998        10,000        $1,000        $(383,806)        $(382,806)
                                   ======        ======        =========         =========

    The accompanying notes are an Integral part of these financial statements

     COUNTRY MAID FINANCIAL, INC./TERRITORIAL INNS MANAGEMENT, INC. (Oregon)
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                SEPTEMBER 30, 1998 AND DECEMBER 31, 1997 AND 1996

                                                              CMF                TIMO               TIMO               TIMO
                                                            December,        September 30,      December 31,       December 31,
                                                              1998               1998               1997               1996
                                                           ----------        -------------      ------------       -------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net Income (Loss)                                       $  520,493         $ (103,446)        $  (39,780)        $ (175,337)
    Add: depreciation not requiring the use of cash                                    0              2,619              1,734

Less gain from discontinued operations                       (568,957)

Increase (Decrease)
   Due From Properties                                        (68,180)          (106,290)          (189,610)          (349,181)
   Prepaid expense                                                  0               (840)                 0                  0
   Accounts Payable                                            15,521             13,806            (34,048)            34,612
   Accrued Payroll & Payroll Taxes                             19,091            (15,448)           (13,843)           (54,001)
   Due To Properties                                                0             82,836            332,638            646,934
                                                           ----------         ----------         ----------         ----------
    Net cash Flow From Operations                             (82,032)          (129,382)            57,976            104,761
                                                           ----------         ----------         ----------         ----------
CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of fixed assets                                                         (350)            (2,194)            (6,668)

     Cash used in Investing Activities                                              (350)            (2,194)            (6,668)

CASH FLOWS FROM FINANCING ACTIVITIES
   Issuance of Common Stock                                    60,000                  0                  0                  0
                                                           ----------         ----------         ----------         ----------
    Net Cash Flows from Financing Activities                   60,000                  0                  0                  0
                                                           ----------         ----------         ----------         ----------
    Net Cash Flows                                            (22,032)          (129,732)            55,782             98,093
Cash Balance Beginning                                              0         $    6,923            (48,859)          (146,952)
                                                           ----------         ----------         ----------         ----------
Cash Balance Ending                                        $  (22,032)        $ (122,809)        $    6,923         $  (48,859)
                                                           ==========         ==========         ==========         ==========

    The accompanying notes are an Integral part of these financial statements

         COUNTRY MAID FINANCIAL, INC./TERRITORIAL INNS MANAGEMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES:

DESCRIPTION OF THE COMPANY

Territorial Inns Management, Inc. (Nevada) ("TIMN") is a subsidiary of Country Maid Financial, Inc. and is a successor to Territorial Inns Management, Inc. (Oregon) ("TIMO") as TIMO was reorganized in September, 1998 as TIMN.

TIMO was organized in April 1992 and began operations during calendar year 1994. The TIMO was engaged in providing management services to motel properties for a fee. The fee is computed at a rate of 5% of gross receipts. This revenue is recognized on the accrual basis as the revenue is recorded by the properties. During the third quarter of 1998, the Company negotiated the terms of the Stock Purchase Agreement dated September 30, 1998 ("Stock Purchase Agreement") for the acquisition of TIMN. The Directors of the Company determined that the acquisition of TIMN provided the potential for the Company to obtain significant assets and shareholder equity. The combination has been recorded as reverse acquisition of Country Maid Financial, Inc. by TIMN. As described in Note 3 Management decided to dispose of the Company's subsidiary, Country Maid Farms, Inc. The disposition was completed by agreement with two of the Company's shareholders who assumed all of the debt of the subsidiary in return for its assets.

The Company is engaged in providing management of motel properties for a fee and by acquiring operating leases with options to purchase. TIMN currently is in the process of acquiring several within the next six months. The Company plans to continue to acquire motel operating leases, with management agreements, and purchase options from motel owners throughout the United States and potentially Canada. The Company has identified certain motel properties that can be acquired at a value equivalent to 2.5 to 3.0 times the annual room gross revenue. The owners of these motels have expressed a willingness to accept a purchase option payment of up to twenty percent (20%) of the motel portfolio's current value and annual lease payments in an amount equal to seven and one-fifth percent (7.2%) of the portfolio value. The Company's management believes that these motel properties can be managed in such a manner as to yield thirty-three percent (33%) of the annual gross room revenue as net operating income of the Company. This revenue is recognized on the accrual basis as the revenue is recorded by the properties. With the additional income from Best Inns and Select Inns management expects that the cash flow from this revenue will support operations for the next twelve months and on into the future.

The Board of Directors has changed the Company's fiscal year to the calendar year January through December.

DEFERRED INCOME TAXES

In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Statement No. 109 requires a change from the deferred method of accounting for income taxes of APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

FINANCIAL STATEMENT PRESENTATION

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles. The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the period. Actual results could differ from those estimates.

EARNINGS PER SHARE

Earnings per share have been calculated using the weighted average method for shares outstanding.

2. INCOME TAXES

As discussed in Note 1, the Company adopted Statement No. 109 in 1993 and has applied the provisions of Statement No. 109 retroactively to July 1, 1989. The cumulative effect of this change in accounting for income taxes had been applied to July 1, 1990 retained earnings.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31, 1998 are presented below:

                                                 MARCH 31,         DECEMBER 31,
                                                   1998                1998
                                                -----------        -----------
Deferred Tax Assets:
         Taxable (income)loss                   $ 1,960,324        $  (532,493)
         Loss carryforward                        2,866,147          4,826,147
                                                -----------        -----------
                    TOTAL                       $ 4,826,471        $ 4,293,978
Tax rate                                                 34%                34%
                                                -----------        -----------

Deferred Tax Assets                               1,641,001          1,459,953
Deferred Tax Assets Valuation Allowance          (1,641,001)        (1,459,953)
                                                -----------        -----------
                    NET DEFERRED TAX ASSET      $         0        $         0
                                                -----------        -----------

Due to cumulative losses in recent years and the uncertainty of future earnings the probability of deriving any benefits from the deferred tax asset is unlikely. In addition the Tax Reform Act of 1986 severely reduces the deductibility of these losses due to the changes in ownership discussed in Note 1.

3. DISPOSAL OF COUNTRY MAID FARMS, INC.

As described in Note 1 the Management decided to dispose of the Company's subsidiary, Country Maid Farms, Inc. The disposition was completed by agreement with two of the Company's shareholders who assumed all of the debt of the subsidiary in return for its assets. The sale is summarized as follows (computed as of the measurement date August 14, 1998):

LIABILITIES:
     Bank overdraft                                                                   $    1,870
     Accounts payable                                                                    180,146
     Accrued expenses                                                                    121,608
     Long term debt                                                                      334,296
     Other liabilities                                                                   461,000
                                                                                      ----------
       Liabilities assumed (including loans from shareholders)                        $1,098,920
                                                                                      ----------

ASSETS:
     Prepaid expenses                                                                 $    9,170
     Fixed assets, net                                                                   272,243
     Other assets                                                                        248,550
                                                                                      ----------
     Assets taken (book value)                                                           529,963
                                                                                      ----------
     Excess liabilities from discontinued operations                                  $  568,957
                                                                                      ----------

The market value of the assets of the subsidiary is not known but it is unlikely that the value is anywhere near the total liabilities assumed by the shareholders.

The measurement date for the disposition of the Farm is August 14, 1998, and the disposal date is October 6, 1998.

4. RELATED PARTY TRANSACTIONS

Effective October 1, 1998, the Company began a five year lease for office space from one of the Company's shareholders. The amount of the lease is $4,000.00 per month.

At March 31, 1999, the Company had interest free advances from stockholders of $1,032,695. Proceeds from the sale of common stock were used to pay some of the loans to shareholders during the quarter ended March 31, 1999.

All of the revenues received by the company as of December 31, 1998 were from properties that were partly owned by the Company's majority shareholder. The Company's major shareholder has a minority interest in all of the managed properties.

5. CONTRACTS

On or about November 9, 1998, the Company and Best Inns, Inc., a Kansas corporation (Best Inns Kansas), executed a letter of intent which set forth the terms for the Company to lease with an option to purchase nine Best Inns motel properties to be effective, as amended by the parties, March 1, 1999. The terms of the letter of intent provide that the Company receives the gross revenue generated by the properties and pays to Best Inns a fixed annual lease payment of $1,980,000 payable monthly, and the Company has an option to purchase the properties for the total amount of $24,000,000. As consideration to Best Inns for the option to purchase, the Company agreed to issue securities of the Company with an aggregate value of $3,000,000.

On March 1, 1999, the outgoing management company of the nine Best Inns properties voluntarily resigned and the Company assumed the operation of the nine properties of Best Inns pursuant to the terms of the letter of intent. The lenders for Best Inns Kansas and the Company are currently negotiating the remaining terms of the final lease with option to purchase agreement.

                                     ITEM 14

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

The Company does not have any changes or disagreements with accountants on accounting and financial disclosure.

                                    ITEM 15

                       FINANCIAL STATEMENTS AND EXHIBITS


                                   EXHIBIT INDEX

Exhibit No.  Description                                                           Page
----------   -----------                                                           ----
3.1+         Restated Articles of Incorporation

3.2+         Bylaws

4.1+         Specimen Common Stock Certificate

4.2+         Certificate of Designation of Preferred Stock dated May 10, 1999

10.1+        Form of Management Agreement of Territorial Inns Management,
             Inc. (Schedule of Properties)

10.2+        Form Property Management Agreement of Territorial Inns
             Management, Inc. (Schedule of Agreed Terms)

10.3+        Property Management Agreement between Territorial Inns
             Management, Inc. and JKLM for Summer Hill Apartments,
             Cotulla, TX

10.4+        Stock Purchase Agreement dated September 30, 1998 between
             Country Maid Financial, Inc. and Shareholders of Territorial
             Inns Management, Inc.

10.5+        Office Lease Agreement dated December 20, 1999, between
             Hanlin and Weathers and Territorial Inns Management, Inc.

10.6+        Stock Purchase Agreement dated October 1, 1998 between
             Country Maid Financial, Inc. and C. Richard Kearns and Dixie Kearns

10.7+        Stock Redemption Agreement dated May 1, 1999 between Country
             Maid Financial, Inc. and C. Richard Kearns

10.8+        Lease with Option to Purchase dated June 28, 1999

21.1+        List of Company Subsidiary

27.1*        Financial Data Schedule

+    Previously filed.

*    Filed herewith.

                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                           COUNTRY MAID FINANCIAL, INC.
                                           (Registrant)

Date:  September 14, 2000                      By:   /s/ C. Richard Kearns
                                                --------------------------------
                                                C. Richard Kearns
                                                Chief Executive Officer

                                   EXHIBIT INDEX

Exhibit No.  Description                                                           Page
----------   -----------                                                           ----
3.1+         Restated Articles of Incorporation

3.2+         Bylaws

4.1+         Specimen Common Stock Certificate

4.2+         Certificate of Designation of Preferred Stock dated May 10, 1999

10.1+        Form of Management Agreement of Territorial Inns Management,
             Inc. (Exhibit as Schedule of Properties)

10.2+        Form Property Management Agreement of Territorial Inns
             Management, Inc. (Schedule of Agreed Terms)

10.3+        Property Management Agreement between Territorial Inns
             Management, Inc. and JKLM for Summer Hill Apartments,
             Cotulla, TX

10.4+        Stock Purchase Agreement dated September 30, 1998 between
             Country Maid Financial, Inc. and Shareholders of Territorial
             Inns Management, Inc.

10.5+        Office Lease Agreement dated December 20, 1999, between
             Hanlin and Weathers and Territorial Inns Management, Inc.

10.6+        Stock Purchase Agreement dated October 6, 1998 between Country Maid
             Financial, Inc. and C. Richard Kearns and John C. Moneymaker

10.7+        Stock Redemption Agreement dated May 1, 1999 between Country
             Maid Financial, Inc. and C. Richard Kearns

10.8+        Lease with Option to Purchase dated June 28, 1999

21.1+        List of Company Subsidiary

27.1*        Financial Data Schedule

+    Previously filed.

*    Filed herewith.